Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

WS TEXTILE CO., INC.,

NEW TEXTILE ONE, INC.,

NEW TEXTILE TWO, INC.,

TEXTILE CO., INC.,

WESTPOINT STEVENS INC.,

WESTPOINT STEVENS INC. I,

WESTPOINT STEVENS STORES INC.,

AND

J.P. STEVENS ENTERPRISES, INC.

Dated as of June 23, 2005

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		Page
12.10.	Severability	66
12.11.	Binding Effect; Assignment	66
12.12.	Non-Recourse	67
12.13.	Publicity	67
12.14.	Counterparts	67

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Registration Rights Agreement
Exhibit C	Rights Offering
Exhibit D	Subscription Agreement and Investor Questionnaire and Certification
Exhibit E	Shares and Rights Distribution Mechanism
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Assignment of Trademarks
Exhibit I	Form of Assignment of Patents
Exhibit J	Form of Assignment of Copyrights
Exhibit K	Form of Assignment of Domain Names
Exhibit L	Form of Special Warranty Deed
Exhibit M	Form of Quit Claim Deed
Exhibit N	Form of Assignment and Assumption of Contracts and Real Property Leases
Exhibit O	Form of Certificate or Certificates (Seller)
Exhibit P	Form of Certificate or Certificates (Purchaser)
Exhibit Q	Equity Commitment Agreement
Exhibit R	Rights Offering Sponsor Agreement
Exhibit S	J.P. Stevens & Co., Inc. Indemnity Agreement

SCHEDULES
Schedule I	Company’s Subsidiaries
Schedule 1.1(a)	Excluded Subsidiaries
Schedule 1.1(b)	Knowledge of Sellers
Schedule 5.3(a)	Conflicts
Schedule 5.3(b)	Third Party Consents
Schedule 5.4	Reports; Financial Statements
Schedule 5.5	Title to Purchased Assets
Schedule 5.6(a)	Taxes
Schedule 5.7(a)	Material Owned Real Property
Schedule 5.7(b)	Leased Real Property
Schedule 5.7(d)	Owned Real Property-Exceptions
Schedule 5.7(e)	Taxes on Real Properties
Schedule 5.8(a)	Intellectual Property-Owned

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Schedule 5.8(b)	Intellectual Property-Licenses
Schedule 5.8(c)	Intellectual Property-Liens
Schedule 5.8(d)	Intellectual Property-Claims, Infringement, Oppositions
Schedule 5.8(e)	Intellectual Property-Maintenance Fees
Schedule 5.8(f)	Intellectual Property-Protection of Confidentiality
Schedule 5.9	Contracts
Schedule 5.10(a)	Employee Benefits-General
Schedule 5.10(c)	Employee Benefits-Effect of Transaction
Schedule 5.11	Accrued Vacation Pay
Schedule 5.12	Litigation
Schedule 5.13	Permits
Schedule 5.14	Environmental Matters
Schedule 5.15	Financial Advisors
Schedule 5.18	Equipment
Schedule 5.19	Casualty
Schedule 5.20	Insurance
Schedule 5.21	Customers
Schedule 5.22	Suppliers
Schedule 5.23	Affiliate Transactions
Schedule 5.24	Product Warranty
Schedule 5.25	Inventories
Schedule 5.27	Bank Accounts
Schedule 5.29	Foreign and Non-Debtor Affiliates
Schedule 5.30	Collective Bargaining Agreements
Schedule 5.30(c)	Labor Matters-Exceptions
Schedule 5.31	Employee Matters
Schedule 5.32	Certain Payments
Schedule 6.4(a)	Conflicts (Purchaser)
Schedule 6.4(b)	Consents (Purchaser)
Schedule 8.1	Immaterial Owned Real Property
Schedule 8.2(a)	Conduct of the Business in Ordinary Course pending Closing
Schedule 8.2(b)	Actions Affecting the Transaction
Schedule 9.1(e)	COBRA

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ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT, dated as of June 23, 2005 (this “Agreement”), by and among WS Textile Co., Inc., a Delaware corporation (“Parent”), New Textile One, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Holdco One”), New Textile Two, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Holdco Two”), Textile Co., Inc., a Delaware corporation and indirect subsidiary of Parent and direct subsidiary of Holdco One and Holdco Two (“Purchaser”), WestPoint Stevens Inc., a Delaware corporation (the “Company”), and WestPoint Stevens Inc. I, a Delaware corporation, WestPoint Stevens Stores Inc., a Delaware corporation, and J.P. Stevens Enterprises, Inc., a Delaware corporation (each individually a “Subsidiary” and, together with the Company, each a “Seller” and, collectively, “Sellers”).

W I T N E S S E T H:

          WHEREAS, Sellers and J.P. Stevens & Co., who is not a Seller hereunder (“J.P. Stevens”) are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on June 1, 2003 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No. 03-13532) (the “Bankruptcy Case”);

          WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

          WHEREAS, Sellers are engaged in the business of manufacturing, marketing and distributing bed and bath home fashions products (such business and all other business conducted by Sellers, the “Business”);

          WHEREAS, subject to the terms and conditions set forth herein, Sellers are agreeing to sell the Purchased Assets either pursuant to a plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code or in accordance with sections 363 and 365 of the Bankruptcy Code; and

          WHEREAS, Purchaser has agreed to acquire the Purchased Assets in exchange for which Purchaser will pay consideration consisting of a combination of cash, shares of Parent Common Stock, rights to acquire additional shares of Parent Common Stock and the assumption of specific liabilities, all as more specifically provided herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

               1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1 or in other Sections of this Agreement, as identified in Section 1.2:

          “Adequate Protection Order” means that certain Final Order Pursuant to Sections 361, 363, and 364(d)(1) of the Bankruptcy Code and Rule 4001 of the Federal Rules of Bankruptcy Procedure Providing the Pre-Petition Secured Lenders Adequate Protection, dated as of June 18, 2003, and includes the Stipulation and Order (i) Providing for Deposit into Escrow of Second Lien Adequate Protection Payments, (ii) Withdrawal of Adequate Protection Motion and (iii) Reservation of Subscription Rights and Remedies dated as of August 18, 2004 and approved by the Bankruptcy Court on August 23, 2004.

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          “Ancillary Documents” means the Escrow Agreement and the documents delivered pursuant to Section 4.2 hereof.

          “AREH” means American Real Estate Holding Limited Partnership.

          “Aretex” means Aretex LLC.

          “Bidding Procedures Order” means the order of the Bankruptcy Court, dated April 22, 2005, approving bidding procedures for the sale of all or substantially all of the Seller’s assets.

          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

          “Chapter 11 Plan” means a plan of reorganization or liquidation under Chapter 11 of the Bankruptcy Code which incorporates and implements the terms of this Agreement and is otherwise acceptable to Sellers, Purchaser and Aretex in their reasonable discretion.

          “Charisma Agreement” means that certain license agreement between Official Pillowtex LLC and WestPoint Stevens, Inc., dated as of October 1, 2004 and amended as of December, 2004.

          “Confirmation Order” means an Order confirming a Chapter 11 Plan and which makes the findings of fact and conclusions of law set forth in the defined term Sale Order plus such other findings and conclusions as Purchaser and Aretex may reasonably request, and is otherwise in form and substance acceptable to Sellers, Purchaser and Aretex in their reasonable discretion. An Order shall only be a “Confirmation Order”, and the defined term “Confirmation Order” shall only be applicable under this Agreement, if, as contemplated by Section 7.3 hereof, the Bankruptcy Court determines by Order entered at the hearing to approve the Sale Order that the transactions contemplated by this Agreement shall be pursued through a Chapter 11 plan of reorganization or liquidation.

          “Continuing Employees” means such current Employees of Sellers designated by Purchaser in a written notice to Sellers prior to the Closing Date as individuals to whom Purchaser intends to extend an offer of employment, and that have accepted Purchaser’s offer of employment.

          “Contract” means any written contract, indenture, note, bond, lease, license, or other agreement, whether entered into prior to or after the Petition Date.

          “Cure Costs” shall mean the cure amounts, as determined by the Bankruptcy Court, if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults, under those Accepted Contracts, Accepted Intellectual Property Licenses and Accepted Real Property Leases which Purchaser has directed Sellers to accept pursuant to Section 8.12(a) hereof.

          “Current” means an obligation incurred or accrued after the Petition Date of the type indicated in the Ordinary Course of Business by one or more Sellers which is incurred or accrued in the Ordinary Course of Business and which is not yet due and payable as of the Closing Date.

          “December Financial Statements” means the unaudited consolidated balance sheet as of December 31, 2004 and unaudited consolidated statements of income and cash flows for the year then ended of the Company and its subsidiaries previously delivered to the Purchaser.

          “Debtors” means the Sellers and J.P. Stevens.

          “DIP Credit Agreement” means that certain debtor in possession financing agreement, dated as of June 5, 2003, as amended, among Sellers, Bank of America, N.A. as Administrative Agent, Wachovia Bank, National Association as Syndication Agent and the other lenders parties thereto.

          “Distributable Value” means the value of the Parent Shares and the Subscription Rights.

          “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation

(design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

          “Employee” means any current or former employee, officer, independent contractor, agent, consultant, leased employee or other contingent worker of any Seller.

          “Employee Plan” means each (i) “employee benefit plan”, as defined in Section 3(3) of ERISA, (ii) each employment, consulting, severance or other individual compensation agreement between a Seller and any Employee, and (iii) each plan, program, agreement or other arrangement providing bonus or other incentive, equity or equity-based compensation, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, disability, hospitalization, medical, life insurance, scholarship, or fringe benefits, which is now, or ever has been, maintained, contributed to, or required to be contributed to, for the benefit of any Employee.

          “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, order, decision or rule of common law currently in effect relating to the protection of human health and safety or the environment or natural resources including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

          “Environmental Liabilities” means the Liabilities resulting from (i) the failure to comply with or any violation of any requirement of an Environmental Law, (ii) the failure to obtain or comply with any required Environmental Permit, and/or (iii) Liabilities arising out of or relating to Hazardous Materials at, on, under, or emanating from Sellers’ Properties or the business conducted thereupon.

          “Environmental Permit” shall mean any Permit issued pursuant to an Environmental Law.

          “Environmental Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

          “Equity Commitment Agreement” means the agreement between AREH, Textile Holding, LLC and Parent in the form of Exhibit Q hereto.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

          “Escrow Agreement” means an Escrow Agreement executed by Purchaser, Sellers and Escrow Agent in substantially the same form and substance as Exhibit A attached hereto.

          “Excluded Subsidiary” means any subsidiary of the Company listed on Schedule 1.1(a).

          “Final Order” means an Order, the operation or effect of which has not been stayed, reversed, modified, or amended and as to which the time to appeal, petition for certiorari, or seek reargument, review or rehearing has expired and as to which no appeal, petition for certiorari or motion for reargument, review or rehearing was timely filed or, if timely filed, the Order has been affirmed by the highest court to which the Order was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to file any further appeal or petition for certiorari or to seek further reargument or rehearing has expired.

          “First Lien Lender Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 9, 1998 among the Company as Borrower, WestPoint Stevens (U.K.) Limited and WestPoint Stevens (Europe) Limited, as Foreign Borrowers, Bank of America, N.A., as Issuing Lender, Swingline Lender and Administrative Agent and the banks and other financial institutions at any time parties thereto, as amended to the date hereof.

          “First Lien Lenders” means the financial institutions from time to time party to the First Lien Lender Agreement, together with their successors and assigns permitted by the First Lien Lender Agreement.

          “Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by any Seller, including all such artwork, desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.

          “Governmental Body” means any government, governmental, quasi-governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          “Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

          “Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          “Immaterial Owned Real Property” means each parcel of real property owned by the respective Sellers that is not a Material Owned Real Property.

          “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

          “Intellectual Property” means all intellectual property rights used (including all Intellectual Property Licenses) or owned by any Seller, including: (i) all patents, patent applications, patent rights, patent disclosures and improvements thereto and all continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and assumed business names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications therefor and all registrations and renewals thereof, (iii) all copyrights (including moral rights and rights in all Internet web sites), and mask work rights and all registrations thereof and applications therefor, (iv) all Software and Technology, (v) all trade secrets, and (vi) all other intellectual property rights in whatever form or medium.

          “Intellectual Property Licenses” means (i) any grant to a third Person of any right to use any of the Intellectual Property owned by any Seller, and (ii) any grant to any Seller of a right to use a third Person’s intellectual property rights which is used by Seller.

          “IRS” means the Internal Revenue Service.

          “KERP Order” means collectively the October 23, 2003 and August 12, 2004 orders referenced in the definition of KERP Program below.

          “KERP Program” means the key employee retention and severance program (including the severance program and the existing separation plan for salaried employees) as set forth in the Motion of Debtors for Order Pursuant to 11 U.S.C. §§ 105(a) and 363(b)(1) Authorizing the Establishment of a Key Employee Retention Plan and the Motion of Debtors pursuant to 11 U.S.C. §§ 105(a) and 363(b)(1) Approving the Extension of the Debtors’ Key Employee Retention Plan, as modified, both of which were approved by separate order of the Bankruptcy Court on October 23, 2003 and August 12, 2004, respectively.

          “Knowledge of Sellers” means the actual knowledge of those officers of Sellers identified on Schedule 1.1(b), and, in addition, as to the provisions set forth opposite their names, certain employees of Sellers as set forth on Schedule 1.1(b).

          “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, investigations or any other proceedings by or before a Governmental Body.

          “Liability” means any duty, debt, liability, claim or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

          “Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance.

          “Maine CBA” means that certain Collective Bargaining Agreement between the Company and the Union of Needletrades, Industrial and Textile Employees (AFL-CIO-CLC) dated April 11, 2004.

          “Material Intellectual Property Licenses” means collectively all of the Intellectual Property Licenses listed on Schedule 5.8(b).

          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or award of a Governmental Body.

          “Ordinary Course of Business” means the ordinary and usual course of normal day to day operations of the Business through the date hereof consistent with past practice.

          “Owned Real Properties” means collectively, the Immaterial Owned Real Properties and the Material Owned Real Properties.

          “Parent Common Stock” means the common stock of Parent, par value $.01 per share.

          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates issued by a Governmental Body.

          “Permitted Exceptions” means (i) all covenants, conditions, restrictions, easements, rights of way and encumbrances of record as disclosed in policies of title insurance which have been delivered to Purchaser by Sellers prior to the date hereof; provided same are not being violated (or if violated, will not result in a forfeiture of the property or result in monetary liability in excess of $100,000 as to any individual property), do not unreasonably interfere with the continued operation of the Business as presently operated at the respective Owned Real Properties, and any such easements do not underlie the improvements at the respective Owned Real Properties unless servicing such improvements; (ii) statutory liens for (a) Current Taxes, (b) Taxes incurred after the Petition Date in the Ordinary Course of Business which are delinquent but with respect to which the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor and provided further that withholding payment during a valid contest is otherwise permitted by applicable Law and (c) Taxes incurred before the Petition Date and specifically assumed pursuant to Section 2.3(a)(x); (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business after the Petition Date that individually or in the aggregate do not exceed $100,000; provided, however, that such Liens shall not include any Liens that are junior to the Lien of the First Lien Lenders and the Second Lien Lenders or any other Liens that Purchaser takes free and clear of under the Sale Order and, if applicable, the Confirmation Order, or other applicable Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body provided that such regulations are not being violated and do not unreasonably interfere with the present operation of the Business at the respective Owned Real Properties; and (v) security interest of a lessor of equipment or other personal property under a capital lease.

          “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          “Products” means any and all products developed, manufactured, marketed or sold by any Seller at any time.

          “Purchaser Material Adverse Effect” means a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or perform its respective obligations under this Agreement.

          “Purchaser Selection Hearing” means the hearing before the Bankruptcy Court held pursuant to the Bidding Procedures Order to determine the highest or best bid for substantially all of the assets of Sellers.

          “Registration Rights Agreement” means the Registration Rights Agreement substantially in the form and substance attached hereto as Exhibit B.

          “Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Environmental Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

          “Representative” means, as to a specified Person, any officer, director, agent, employee, member, manager, attorney, accountant, consultant, investment banker, broker or other representative of the Person specified.

          “Rights Offering” means the delivery and exercise of Subscription Rights to acquire Parent Common Stock as described in Exhibit C hereto.

          “Rights Offering Sponsor Agreement” means the agreement between AREH and Parent in the form of Exhibit R hereto.

          “Sale Motion” means the motion or motions of Sellers seeking approval and entry of the Sale Order.

          “Sale Order” means an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and Sellers approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Sellers to consummate the transactions contemplated hereby pursuant to Section 363 and 365 of the Bankruptcy Code. Without limiting the generality of the foregoing, such order shall find and provide, among other things, unless the Purchaser agrees otherwise in its sole and absolute discretion, that (i) the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Liens (other than Liens created by Purchaser and Permitted Exceptions relating to real property), with any other Liens attaching to the Purchase Price (which Liens are and shall be deemed to be fully satisfied and discharged as a result of the Closing and distributions contemplated by the Agreement); (ii) the Parent and Purchaser have acted in “good faith” within the meaning of section 363(m) of the Bankruptcy Code; (iii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s-length bargaining positions; (iv) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided in Section 12.5 hereof; (v) due and adequate notice of the sale was provided; (vi) the transfer of the Purchased Assets pursuant to this Agreement shall not be subject to “bulk-transfer” Laws; (viii) Purchaser shall have no successor liability as a result of its purchase of the Purchased Assets pursuant to this Agreement; (ix) this Agreement and the transactions contemplated hereby may be statutorily or similarly specifically enforced against and are binding upon, and not subject to rejection or avoidance by, Sellers or any trustee of Sellers under Chapter 7 or Chapter 11 of the Bankruptcy Code; (x) a release by Sellers of all causes of action, including Avoidance Actions, against Parent, Purchaser, Holdco One, Holdco Two, Aretex, AREH, and

Representatives; (xi) Purchaser shall not be required or deemed to purchase any Excluded Assets or assume any Excluded Liabilities, including any Liabilities under or relating to any pension plans or termination of any pension plan; (xii) Purchaser shall have no liability for tort Liabilities, including all Liabilities relating to personal injury and other tort claims of any nature and related matters, of Debtors and their Affiliates, or relating to the Business or any assets or properties of Debtors and their Affiliates; and (xiii) that the Parent Common Stock and Subscription Rights purchased, retained by and/or distributed to AREH or its affiliates, the First Lien Lenders and the Second Lien Lenders shall be received and retained by each of them free and clear of all Liens, claims and encumbrances of any nature. The Purchaser may, in its sole and absolute discretion and without any obligation to do so, agree to requested modifications to provisions which are primarily for Purchaser’s benefit in the proposed form of sale order prior to its entry and if Purchaser agrees to such modifications, Sellers agree to submit the form of such modified sale order to the Bankruptcy Court as being reasonably acceptable to Sellers unless such modification materially and adversely effects Sellers. If any such modification is in fact made pursuant to the preceding sentence, the definition of Sale Order set forth herein shall be deemed modified to incorporate any such modification.

          “Second Lien Lender Agreement” means that certain $165 million Second-Lien Credit Facility, dated as of June 29, 2001, among the Company, as Borrower, the banks and other financial institutions from time to time parties thereto, and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company), as Administrative Agent, as amended to the date hereof.

          “Second Lien Lenders” means the financial institutions from time to time party to the Second Lien Lender Agreement, together with their successors and assigns permitted by the Second Lien Lender Agreement.

          “Selection Order” means the order of the Bankruptcy Court to be entered following the Purchaser Selection Hearing approving this Agreement and the transactions contemplated by this Agreement and otherwise in form and substance reasonably acceptable to Purchaser and Seller.

          “Seller Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, results of operations or financial condition of Sellers (taken as a whole), or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement, other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which Sellers operate; (iii) the effect of any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (iv) the effect of any changes in applicable Laws or accounting rules.

          “Sellers’ Properties” means collectively all of the Owned Real Properties and Leased Real Properties.

          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

          “Subscription Rights” means the rights to acquire, for an aggregate consideration of $125,000,000, 14,250,000 shares of Parent Common Stock.

          “Tax Authority” means any Governmental Body or employee thereof, charged with the administration of any law or regulation relating to Taxes.

          “Tax Code” means the Internal Revenue Code of 1986, as amended.

          “Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

          “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

          “Technology” means, collectively, the following intangibles owned or used by Sellers: all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings and other tangible embodiments of the foregoing in any form whether or not specifically listed herein, and all related similar intangibles that are used in, incorporated in, embodied in, displayed by, relates to, or is used or useful in the design, development, reproduction, maintenance or modification of, any of the Products.

          “Trade Payables” means accounts payable to vendors or suppliers for goods or services delivered in connection with the Business; in no event will “Trade Payables” include any accounts payable to any employees or any royalties payable to any Person.

          “WARN Act” means the Worker Adjustment and Retraining Notification Act.

          “Winddown Costs” means professional fees of the Debtors or a Trustee and other costs incurred by the estate after the Closing Date in connection with the winddown of the Debtors.

               1.2. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Accepted Contracts	8.12(a)
Accepted Intellectual Property Licenses	8.12(a)
Accepted Real Property Leases	8.12(b)
Agreement	Preamble
Antitrust Division	8.4(a)
Antitrust Laws	8.4(b)
Asset Acquisition Statement	11.2
Assumed Liabilities	2.3
Avoidance Actions	2.2(c)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bill of Sale	4.2(a)
Business	Recitals
Cash Purchase Price	3.1
Closing	4.1
Closing Date	4.1
COBRA	9.1(e)
Collective Bargaining Agreements	5.30(a)
Company	Preamble
Company SEC Documents	5.4
Deposit Amount	3.2
ERISA Affiliate	5.10(b)
Escrow Agent	3.2
Exchange Act	5.4(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Matter	1.1 (in Seller Material Adverse Effect definition)
Expense Reimbursement	7.2
FIRPTA	4.2(d)
FTC	8.4(a)
Indemnified Persons	11.1
J.P. Stevens	Preamble
Leased Real Properties	5.7(b)
Leased Real Property	5.7(b)

Term	Section
Letter of Credit Purchase Price	3.1
Listed Employee Plan	5.10(a)
Loss	10.5
Lost Profits	10.5
Material Contracts	5.9
Material Intellectual Property License	5.8
Material Owned Real Properties	5.7(a)
Material Property Loss	10.5
Parent	Preamble
Parent Shares	3.1
Personal Property Leases	5.7(g)
Petition Date	Recitals
Purchased Assets	2.1(b)
Purchase Price	3.1
Purchaser	Preamble
Real Property Lease	5.7(b)
Real Property Leases	5.7(b)
Referee	11.3
Rejected Contracts	8.12(a)
Subscription Rights	3.1
SEC	5.4
Securities Act	5.4(a)
Seller	Preamble
Sellers	Preamble
Subsidiary	Preamble
Transfer Taxes	11.1

               1.3. Other Definitional and Interpretive Matters.

          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

          Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

          Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

          Confirmation Order. Whenever the phrase “and, if applicable, the Confirmation Order”, or words to that effect are used herein, such phrase shall be applicable only to a Confirmation Order that has become a Final Order prior to September 15, 2005.

          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

               2.1. Purchase and Sale of Assets.

          (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, convey and deliver to Purchaser, all of Sellers’ right, title and interest in, to and under the Purchased Assets.

          (b) For all purposes of and under this Agreement, the term “Purchased Assets” shall mean all of the properties and assets of Sellers existing as of the Closing other than the Excluded Assets, whether or not related to the Business. Such Purchased Assets shall include the following:

          (i) all cash and cash equivalents of Sellers and all marketable securities owned by Sellers other than the securities specified in Section 2.2(a);

          (ii) all bank accounts, lockbox accounts, securities accounts and other accounts of Sellers and all phone numbers of Sellers plus all deposits, securities and other amounts or assets held in such accounts;

          (iii) all inventory of Sellers;

          (iv) all deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses of Sellers other than any deposits or prepaid charges and expenses paid in connection with and specifically allocable to any Excluded Assets;

          (v) all accounts receivable including the rights to all checks and other payments in transit, delivered or made in respect thereof and not yet deposited or credited and the right to endorse any such checks or payments;

          (vi) all of the Owned Real Properties designated by Purchaser as Purchased Assets pursuant to Section 2.1(c) and all rights of Sellers under all of the Real Property Leases designated by Purchaser as Purchased Assets pursuant to Section 2.1(c), together with all right, title and interest of Sellers, if any, in and to all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

          (vii) the Furniture and Equipment and all vehicles owned by Sellers;

          (viii) confidential and proprietary business information owned or used by Sellers;

          (ix) all rights of Sellers under or relating to the Charisma Agreement and all rights of Sellers under or relating to the Intellectual Property Licenses (other than any containing the “J.P. Stevens” name) designated by Purchaser as Purchased Assets pursuant to Section 2.1(c), in each case to the extent assignable under the terms of the respective license, pursuant to applicable Law or order of the Bankruptcy Court, or as a result of any consents obtained from other parties to such license pursuant to Section 8.3, and all other Intellectual Property (other than Intellectual Property Licenses) (other than any containing the “J.P. Stevens” name);

          (x) all rights of Sellers under or relating to the Contracts (other than Contracts referred to in Section 2.1(a)(vi), 2.1(a)(ix), and 2.1(a)(xiv), respectively, as to which such Sections shall apply) designated by Purchaser as Purchased Assets pursuant to Section 2.1(c) to the extent assignable under the terms of the respective Contract, pursuant to applicable Law or order of the Bankruptcy Court, or as a result of any consents obtained from other parties to such Contract pursuant to Section 8.3;

          (xi) all Documents that are used in, held for use in or intended to be used in, or that relate to, the Business or the assets or the properties of the Sellers, including Documents relating to Products, services, marketing, advertising, promotional materials, Intellectual Property, personnel files for Continuing Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on any of the premises assumed by the Purchaser (other than the Documents specified in Section 2.2(b));

          (xii) all Permits owned or used by Sellers to the extent assignable under the terms of the respective Permits, pursuant to applicable Law or order of the Bankruptcy Court, or as a result of any consents obtained from the issuer of such Permits pursuant to Section 8.3;

          (xiii) all supplies owned or used by Sellers;

          (xiv) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with Employees (other than any such agreements included in any employment agreement with any such Employee) or with third parties to the extent relating to the Business or to the marketing process for the sale of assets of or reorganization of the Sellers or the Purchased Assets (or any portion thereof) to the extent assignable under the terms of the respective agreements or pursuant to applicable Law or order of the Bankruptcy Court or as a result of any consents obtained from such Employee or third party pursuant to Section 8.3;

          (xv) all rights and claims of Sellers under all insurance policies to the extent assignable under the terms of the respective insurance policies or pursuant to applicable Law or order of the Bankruptcy Court and the Sellers’ rights to the proceeds thereof except those proceeds specifically relating to the Excluded Assets;

          (xvi) any rights, claims, offsets or causes of action of Sellers (other than Avoidance Actions) against third parties arising out of events occurring on or prior to the Closing Date;

          (xvii) all rights of Sellers under or pursuant to all warranties, representations and guarantees including those made by suppliers, manufacturers and contractors to the extent relating to products sold, or services provided, to Sellers or to the extent affecting any Purchased Assets, other than any warranties, representations and guarantees to the extent pertaining to any Excluded Assets;

          (xviii) all goodwill and other intangible assets associated with the Business, including the goodwill associated with the Intellectual Property;

          (xix) all rights of J.P. Stevens Enterprises, Inc. in and to the trademarks “Utica”, “Cottoncale” and “Pipeline”, which rights will be purchased by a newly created subsidiary of Purchaser; and

          (xx) all rights of Sellers under or relating to the Maine CBA.

          (c) At any time and from time to time prior to the date that is 7 days prior to the Closing Date, Purchaser shall have the right to designate in its sole and absolute discretion any of the properties or assets of Sellers (other than assets described in Section 2.2(a), (b), (c), (d), (l) and (m)) as Purchased Assets and any properties or assets of Sellers, other than the Charisma Agreement, as Excluded Assets, in each case by giving written notice signed by an executive officer of Purchaser specifically referring to this Section 2.1(c) to Sellers setting forth by category or specific reference the properties or assets of Sellers so designated. There shall be no increase or reduction in the Purchase Price if Purchaser elects to treat any properties or assets of Sellers as Purchased Assets or Excluded Assets.

               2.2. Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” shall mean the following assets:

          (a) all shares of capital stock or other equity interest issued by any Seller or any Excluded Subsidiary and all securities convertible into, exchangeable or exercisable for, shares of capital stock or other equity interests issued by any Seller or any Excluded Subsidiary;

          (b) any minute books, stock ledgers, corporate seals and stock certificates of Sellers, Tax Returns and financial statements of Sellers, and corporate or other entity filings made by Sellers; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets and Sellers agree to preserve such records in accordance with Section 8.8 hereof;

          (c) all avoidance actions or similar causes of action of Sellers arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof (collectively, the “Avoidance Actions”);

          (d) all amounts held in escrow pursuant to the Adequate Protection Order and all amounts held in escrow pursuant to the KERP Order (unless the amounts held in escrow pursuant to the KERP Order are to be returned to the Company pursuant to the terms of the KERP Order, in which case such amounts shall be paid to Purchaser in lieu of the Company);

          (e) all properties and assets of Sellers designated by Purchaser as Excluded Assets pursuant to Section 2.1(c) hereof;

          (f) (i) all Contracts other than Contracts designated as Purchased Assets pursuant to Section 2.1(c) and (ii) all rights of Sellers under or relating to all oral agreements to which any Seller is a party;

          (g) all Employee Plans, and all trust funds and contracts relating thereto, including pension plans;

          (h) all Permits, non-disclosure or confidentiality, non-compete or non-solicitation agreements other than those included as Purchased Assets pursuant to Section 2.1(b)(xii) and 2.1(b)(xiv);

          (i) all rights and claims of Sellers under all insurance policies other than the rights and claims under the insurance policies included as Purchased Assets to Section 2.1(b)(xv);

          (j) all of the Owned Real Properties and Real Property Leases, in each case other than those specifically designated as Purchased Assets pursuant to Section 2.1(c) ;

          (k) all rights of Sellers under Intellectual Property Licenses and other Contracts other than those designated by Purchaser as Purchased Assets pursuant to Section 2.1(c);

          (l) all intercompany receivables of Sellers;

          (m) any Tax refunds, credits and rebates to the extent applied to Taxes of Sellers that are Excluded Liabilities;

          (n) all assets and properties of J.P. Stevens Enterprises, Inc., other than the assets referred to in Section 21(b)(xix);

          (o) rights of Sellers under or pursuant to warranties, representations and guaranties to the extent pertaining to Excluded Assets; and

          (p) all proceeds resulting from the liquidation of WestPoint Stevens (UK) Ltd.

               2.3. Assumption of Liabilities.

          (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, only the specific liabilities of Sellers set forth below (collectively, the “Assumed Liabilities”):

          (i) Current accruals and related Cure Costs for those Accepted Contracts (including Accepted Real Property Leases and Accepted Intellectual Property Licenses) which Purchaser directed Sellers to accept pursuant to Section 8.12 for which Purchaser has not changed its direction prior to the Closing, or as to any Accepted Contract which Purchaser directed Sellers to accept pursuant to Section 8.12 where the hearing to determine the amount of Cure Costs is not held until after the Closing Date, current accruals and Cure Costs for such Accepted Contracts will be paid by Purchaser to the applicable counterparty promptly after an Order determining the amount of such Cure Costs is entered by the Bankruptcy Court (unless Purchaser has changed its direction to assume prior to entry of such Order);

          (ii) Current wages, salary and commissions for Employees payable by Sellers (provided, however, Assumed Liabilities shall be deemed to not include any other obligation to, or benefits for, Employees including any severance, continuation, bonuses or benefits payable in connection with change of control provisions or otherwise, except to the extent specifically assumed pursuant to Sections 2.3(a)(iii), 2.3(a)(iv), and 2.3(a)(v));

          (iii) Up to $438,000 in Current bonuses payable pursuant to incentive plans for sales employees and retail store employees existing as of the date hereof;

          (iv) accrued vacation costs for the Continuing Employees to the extent accrued on Seller’s books and records as of the Closing;

          (v) costs for reimbursement claims of Continuing Employees submitted after the Closing and related to medical and dental costs incurred by the Continuing Employees prior to Closing;

          (vi) Current premiums under insurance policies that are Purchased Assets;

          (vii) Current payroll Taxes payable by the Sellers in connection with the operation of its Business on or prior to the Closing Date;

          (viii) Current Trade Payables existing on the Closing Date (including accrued but unbilled Trade Payables);

          (ix) quarterly U.S. Trustee fees accrued and unpaid through the Closing Date;

          (x) real and personal property taxes and any miscellaneous secured claims related to Purchased Assets allowed in the Bankruptcy Case with priority over the liens of the First Lien Lenders and the Second Lien Lenders;

          (xi) Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement to the extent not exempt under Section 1146(c) of the Bankruptcy Code or otherwise;

          (xii) Current sales and use Taxes and similar Taxes including gross receipts Taxes plus up to an additional $645,000 of sales and use Taxes and similar Taxes including gross receipts Taxes (including, solely for this purpose, the Michigan Single Business Tax) whether incurred before or after the Petition Date;

          (xiii) any other accrued and unpaid expenses or obligations incurred by the Sellers prior to the Closing Date that Purchaser expressly agrees to assume in a writing signed by an executive officer of Purchaser that specifically refers to this Section 2.3(a)(xiii) delivered to the Company prior to the Closing Date;

          (xiv) up to $25,000,000 of Liabilities arising after the Petition Date in the Ordinary Course of Business that would have been recorded as “Customer Accommodations” in the line item “Accrued Liabilities” in a consolidated balance sheet of the Business prepared in accordance with GAAP and using the same accounting principles, policies and practices used in the preparation of the December Financial Statements; and

          (xv) up to an aggregate of $3,000,000 in Winddown Costs, to be paid by Purchaser upon presentation by Debtors of invoices reflecting the payee, the amounts due and other reasonable documentation.

          (b) Nothing in this Section 2.3 shall prohibit Purchaser from asserting or pursuing any claims or offsets it may have against any Person related to any Assumed Liability or contesting any Assumed Liability, whether pursuant to any agreement or contract, under Law or in equity.

          (c) To the extent that any Liability under any clause of Section 2.3(a) exceeds the aggregate amount of such Liability specifically assumed by Purchaser pursuant to such clause, Purchaser shall, in its sole and absolute discretion, select which of such Liabilities it shall assume pursuant to such clause. Any such Liability under any such clause shall be deemed selected to be assumed by Purchaser under such clause if Purchaser makes payment or otherwise satisfied such Liability. In no event will Purchaser be required to or deemed to assume any Liability under any clause of Section 2.3(a) to the extent it exceeds any dollar limitation in such clause or is otherwise outside any other limitation in such clause.

               2.4. Excluded Liabilities. Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of the Debtors and their Affiliates or any other Liabilities related to or arising out of the Business or the Purchased Assets other than the Assumed Liabilities (all such Liabilities other than the Assumed Liabilities, collectively, the “Excluded Liabilities”). Debtors and their Affiliates, as applicable, shall be solely and exclusively liable for the Excluded Liabilities. Such Excluded Liabilities shall include the following:

          (a) all Liabilities existing prior to the Petition Date, other than priority claims assumed by Purchaser pursuant to Section 2.3(a)(x) or any claim assumed by Purchaser pursuant to Section 2.3(a)(xii);

          (b) all Liabilities of Debtors and their Affiliates under the DIP Credit Agreement;

          (c) except to the extent set forth in Sections 2.3(a)(ii), 2.3(a)(iii), 2.3(a)(iv), and 2.3(a)(v), all Liabilities of Debtors and their Affiliates to Employees including under or related to any Employee Plan including, but not limited to, any plan or arrangement providing pension benefits, bonus or incentive compensation, or any plan or arrangement providing retirement benefits or post retirement medical, life or other welfare benefits;

          (d) all Liabilities relating to amounts required to be paid by Debtors and their Affiliates hereunder;

          (e) all Environmental Liabilities of the Debtors and their Affiliates, including all Liabilities of Debtors and their Affiliates relating to or arising from any Environmental Release (and including all Liabilities relating to real properties owned or leased or formerly owned or leased by Debtors and their Affiliates including, but not limited, the formerly owned

Piedmont Chemical Plant located at 410 Old Pelzer Road, Piedmont, SC) except Environmental Liabilities relating to the Purchased Assets that Purchaser would have liability for under any applicable Environmental Laws solely as a result of Purchaser owning or operating the Purchased Assets after Closing;

          (f) all Liabilities under or related to the KERP Program;

          (g) all Liabilities of Debtors and their Affiliates relating to Taxes accrued through or imposed on the Closing Date, except the Liabilities for Taxes to the extent set forth in Sections 2.3(a)(vii), 2.3(a)(x), 2.3(a)(xi) and 2.3(a)(xii) or Taxes otherwise expressly assumed herein;

          (h) all obligations under or in connection with the WARN Act or any state counterpart;

          (i) all intercompany Liabilities of Debtors and their Affiliates;

          (j) all tort Liabilities, including all Liabilities relating to personal injury and other tort claims of any nature and related matters, of Debtors and their Affiliates, or relating to the Business or any assets or properties of Sellers;

          (k) all Liabilities dischargeable in the Bankruptcy Case or of a type that would be dischargeable if a reorganization plan were confirmed under Chapter 11 of the Bankruptcy Code; (other than any such Liabilities specifically included in Assumed Liabilities pursuant to Section 2.3);

          (l) all Liabilities arising out of or relating to Excluded Assets;

          (m) all Liabilities of the Debtors and their Affiliates for legal fees and expenses, and fees and expenses of brokers, finders and financial advisors but without prejudice to the Purchaser’s obligation to pay $5 million cash at closing pursuant to Section 3.1(a)(f) hereof; and

          (n) all Liabilities that the Sale Order, and, if applicable, the Confirmation Order, provides will not be assumed by Purchaser.

               2.5. Further Conveyances and Assumptions. From time to time at or following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its respective successors and assigns, the assumption of the liabilities and obligations expressly intended to be assumed by Purchaser under Section 2.3(a) of this Agreement, and to otherwise make effective the transactions contemplated hereby.

ARTICLE III.

CONSIDERATION

               3.1. Consideration.

          (a) The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be (a) cash in an amount equal to the lesser of (i) $120,000,000 and (ii) an amount necessary to pay indebtedness outstanding under the DIP Credit Agreement, including all outstanding principal, accrued and unpaid interest, fees, expenses or other amounts owing thereunder at the time of Closing (the “Cash Purchase Price”), (b) 10,500,000 shares of Parent Common Stock (the “Parent Shares”), (c) the Subscription Rights, (d) the assumption of the Assumed Liabilities, (e) tender of a back-to-back standby letter of credit or cash, not to exceed, in the aggregate $35,000,000, delivered or payable to the administrative agent under the DIP Credit Agreement (the “Letter of Credit Purchase Price”), backing up any trade payables and workers’ compensation obligations, issued pursuant to Article 1.3 of the DIP Credit Agreement, together with documentation reflecting Purchaser’s right to receive back any portion of the Letter of Credit Purchase Price in excess of any amounts not drawn under any such letters of credit; and (f) $5,000,000 in cash at Closing for payment of professional fees within the carveout set forth in Paragraph 8(a) of that certain Order, captioned Final Order (1) Authorizing Debtors-in-Possession to Obtain Financing, Grant Security Interests and Accord Priority Status Pursuant to 11 U.S.C. Sections 361, 364(c) and 364(d); (2) Authorizing Debtors to Use Cash Collateral Pursuant to 11 U.S.C. sections 361 and 363; and (3) Modifying Automatic Stay, approved by the United States Bankruptcy Court, dated June 18, 2003.

          (b) The recipients of the Parent Shares and Subscription Rights that are part of the Purchase Price will be given the opportunity to become parties to the Registration Rights Agreement and thereby be entitled to registration rights pursuant to the Registration Rights Agreement.

               3.2. Purchase Price Deposit Pursuant to the terms of the Escrow Agreement, Purchaser shall deposit with Citibank, N.A., in its capacity as escrow agent (the “Escrow Agent”), the sum of $12,500,000 (“Deposit Amount”), by wire transfer of immediately available funds, to be released by the Escrow Agent and delivered to either Purchaser or the Company in accordance with the provisions of the Escrow Agreement. The Deposit Amount (together with all interest thereon) shall be distributed as follows:

          (a) if the Closing shall occur, the Deposit Amount shall be applied toward the Cash Purchase Price payable by Purchaser to Sellers under Section 3.3 hereof, with all interest thereon and any amount in excess of the Cash Purchase Price delivered to Purchaser;

          (b) if this Agreement is terminated by Sellers pursuant to Section 4.4(f), the Deposit Amount, together with all interest thereon, shall be delivered to the Sellers; or

          (c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(f), the Deposit Amount, together with all interest thereon, shall be delivered to Purchaser.

               3.3. Payment of Purchase Price. (a) On the Closing Date, Purchaser shall, and Parent shall cause Purchaser to, (i) pay the Cash Purchase Price (less the Deposit Amount) to the administrative agent under the DIP Credit Agreement on behalf of Sellers, by wire transfer of immediately available funds into an account or accounts designated in writing by the administrative agent under the DIP Credit Agreement, (ii) deliver to the administrative agent under the DIP Credit Agreement on behalf of Sellers the Letter of Credit Purchase Price to satisfy obligations under the DIP Credit Agreement, and (iii) deliver the Parent Shares and the Subscription Rights on behalf of Sellers in accordance with the provisions of Section 3.3(c) hereof. On the Closing Date the Company and Purchaser shall cause the Escrow Agent to deliver the Deposit Amount and all accrued interest thereon as provided in Section 3.2(a) hereof.

     (b) The Parent Shares and Subscription Rights shall only be required to be delivered in reliance upon an exemption afforded by the Securities Act, Regulation D promulgated under the Securities Act, any applicable state and foreign securities laws and any rules and regulations promulgated pursuant thereto. As a condition of any issuance of Parent Shares and Subscription Rights to any particular Person, the Parent and Purchaser will require the execution of a definitive subscription agreement and an investor questionnaire and certification in the form of Exhibit D hereto and which will be completed by each such Person in a manner reasonably acceptable to Parent to evidence compliance with applicable exemptions.

     (c) The Parent Shares and the Subscription Rights shall be delivered as set forth in this Section 3.3(c). Parent shall issue at the Closing or as soon thereafter as practicable (i) 4,198,845 Parent Shares to Aretex, in its capacity as a First Lien Lender, and (ii) 6,301,155 Parent Shares to the other First Lien Lenders on a pro rata basis pursuant to the instructions of the First Lien Agent. If the Distributable Value of the Parent Shares as determined by the Bankruptcy Court is less than the amount due to the First Lien Lenders under the First Lien Lender Agreement (such difference referred to as the “Shortfall”), then Parent shall allocate to the First Lien Lenders all or such portion of the Subscription Rights as necessary (based on the Bankruptcy Court’s determination of Distributable Value of the Subscription Rights) up to an amount equal to the Shortfall, and the balance of the Subscription Rights, if any, shall be allocated to the Second Lien Lenders. Parent shall issue at the Closing or as soon thereafter as practicable (i) 39.989% of the Subscription Rights allocated as set forth above to the First Lien Lenders to Aretex, in its capacity as a First Lien Lender, (ii) the balance of the Subscription Rights allocated to the First Lien Lenders as set forth above to the other First Lien Lenders on a pro rata basis pursuant to the instructions of the First Lien Agent, (iii) 51.212% of the Subscription Rights allocated as set forth above to the Second Lien Lenders to Aretex, in its capacity as a Second Lien Lender, and (iv) the balance of the Subscription Rights allocated as set forth above to the Second Lien Lenders to the other Second Lien Lenders on a pro rata basis pursuant to the instructions of the Second Lien Agent. To the extent Aretex acquires any additional First Lien Debt or Second Lien Debt, it shall receive its pro rata share of Parent Shores and Subscription Rights in addition to the amounts specified above as a First Lien Lender or

Second Lien Lender as the case may be. An example of the method distribution is set forth at Exhibit E.

ARTICLE IV.

CLOSING AND TERMINATION

               4.1. Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1 10.2 and 10.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the date that is two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto; provided, that if such date occurs prior to forty-five (45) days after the later of the date of the entry of the Selection Order or the date of this Agreement the Closing shall take place on such forty-fifth day after such later date (or, if such day is not a Business Day, then on the next Business Day) unless Purchaser selects an earlier date by giving Sellers not less than two (2) Business Days notice of such date. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

               4.2. Deliveries by Sellers At the Closing, Sellers shall deliver to Purchaser with respect to the Purchased Assets:

          (a) a duly executed bill of sale in the form of Exhibit F hereto (the “Bill of Sale”);

          (b) a duly executed general assignment and assumption agreement in the form of Exhibit G hereto;

          (c) duly executed assignments of the trademark registrations and applications, patent registrations and applications, copyrights and domain names, in the form suitable for recording in the U.S. Patent and Trademark Office, substantially in the forms annexed as Exhibits H, I, J and K hereto, respectively, and general assignments of all other Intellectual Property;

          (d) duly executed special warranty deeds, as that term is commonly understood in the respective jurisdictions (subject only to Permitted Exceptions), substantially in the form of Exhibit L for each of the Material Owned Real Properties, quit claim deeds, as that term is commonly understood in the respective jurisdictions, substantially in the form of Exhibit M for each of the Immaterial Owned Real Properties, a certificate in compliance with the Foreign Investment in Real Property Tax Act (“FIRPTA”) certifying that the respective Seller is not a person or entity subject to withholding under FIRPTA, a “No Mechanic’s Lien” affidavit, GAP Undertaking, and all other customary title clearance documents required by the title insurance company issuing the policies with respect to each of the Owned Real Properties and each of the Leased Real Properties for which title insurance policies are being obtained by Purchaser, including, without limitation, a survey affidavit, executed by the appropriate Seller, together with any necessary state, county or municipal transfer declarations as required by Law.

          (e) a duly executed assignment and assumption of Contracts and Real Property Leases in the form of Exhibit N hereto;

          (f) the officer’s certificate required to be delivered pursuant to Section 10.1(c);

          (g) all assignments and transfer instruments necessary to transfer control, ownership and signature authority of all bank accounts, lockbox accounts, securities accounts, and other accounts under the name of any Seller as of the Closing Date along with a schedule of all such bank accounts, lockbox accounts, securities accounts, and other accounts with account numbers, bank name and address and other information reasonably requested by Purchaser with respect thereto;

          (h) UCC-3 termination Statements, control agreement terminations and other release documents releasing all Liens of the agents and lenders under the DIP Credit Agreement;

          (i) all assignments and transfers of certificates of title and registrations for all vehicles owned by Sellers as of the Closing Date along with a schedule of all such vehicles and information reasonably requested by Purchaser with respect thereto;

          (j) a written notice to the Escrow Agent, executed by the Company, of the Closing pursuant to Section 3(e) of the Escrow Agreement;

          (k) the indemnity agreement executed by J.P. Stevens & Co., Inc. in the form of Exhibit S hereto, and the executed notice to its insurance company that it is entering into the indemnity agreement.

          (l) all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser or any of its Affiliates designated by Purchaser pursuant to Section 12.11.

               4.3. Deliveries by Purchaser. At the Closing, Purchaser shall, and Parent shall cause Purchaser to, deliver pursuant to Section 3.3, as applicable:

          (a) the Cash Purchase Price (less the Deposit Amount), in immediately available funds, as set forth in Section 3.3 hereof;

          (b) the Parent Shares and the Subscription Rights in accordance with Section 3.3;

          (c) a duly executed general assignment and assumption agreement in the form attached hereto as Exhibit G;

          (d) the officer’s certificate required to be delivered pursuant to Section 10.2(e);

          (e) a duly executed assignment and assumption of Contracts and Real Property Leases in the form of Exhibit N attached hereto;

          (f) the Registration Rights Agreement executed by Parent; and

          (g) a written notice to the Escrow Agent, executed by Purchaser, of the Closing pursuant to Section 3(e) of the Escrow Agreement.

               4.4. Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

          (a) (i) by Purchaser, if the Closing shall not have occurred by the close of business on September 30, 2005, time being of the essence for the Closing, provided, that if the Closing shall not have occurred on or before September 30, 2005 due to a material breach of any representations, warrants, covenants or agreements contained in this Agreement by Purchaser, then Purchaser may not terminate this Agreement pursuant to this Section 4.4(a), or (ii) by Sellers, if the Closing shall not have occurred by the close of business on October 31, 2005; provided, however, that if the Closing shall not have occurred on or before October 31, 2005 due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by any Seller, or due to the failure of the condition to Closing set forth in Section 10.1(l) relating to Section 8.9(d) to be satisfied, then Sellers may not terminate this Agreement pursuant to this Section 4.4(a);

          (b) by mutual written consent of Sellers and Purchaser;

          (c) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 10.1 (other than Sections 10.1(a) and (b)) and 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

          (d) by Sellers, if any condition to the obligations of Sellers set forth in Sections 10.2 (other than Sections 10.2(a) and (b))and 10.3) shall have become incapable of fulfillment other than as a result of a breach by any Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by any Seller;

          (e) by Purchaser, if there shall be a breach by any Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which results in a failure of a condition set forth in Sections 10.1(a) or (b) and such breach has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) September 30, 2005, time being of the essence for the Closing;

          (f) by Sellers, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which results in a failure of a condition set forth in Sections 10.2(a) or (b) and such breach has not been cured by twenty (20) Business Days after the giving of written notice by Sellers to Purchaser of such breach; provided, that Seller shall not have the right to terminate this Agreement if Purchaser has a right to terminate this Agreement at such time or would have the right to terminate with the passage of time;

          (g) by Sellers or Purchaser, if there shall be in effect a Final Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

          (h) by Purchaser or Sellers, if the Bankruptcy Court shall enter an order approving any sale or other disposition of the assets and properties of Sellers to a Person other than Purchaser or its Affiliates and Subsidiaries, or Sellers select, or announce a selection of, a Person other than Purchaser as the Successful Bidder (as defined in the Bidding Procedures Order) in the auction conducted pursuant to the Bidding Procedures Order;

          (i) by Purchaser, pursuant to the provisions of Section 10.5;

          (j) by Purchaser, if the Selection Order is not entered by July 13, 2005, time being of the essence for entry of such Order;

          (k) by Purchaser, if Sellers file a motion seeking to revoke or modify the Bidding Procedures Order without the prior written consent of Purchaser;

          (l) by Purchaser, pursuant to Section 7.3(b)(i) or 7.3(b)(ii); and

          (m) by Sellers, pursuant to Section 7.3(b)(i).

               4.5. Procedure Upon Termination. In the event of an election to terminate by Purchaser or Sellers, or both, pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein each party shall return to the other party all documents, work papers and other material of such other party furnished to it by such other party and in its possession and relating to the transactions contemplated hereby, whether so obtained before or after the date hereof.

               4.6. Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Purchaser or Sellers; provided, however, that the obligations and rights of the parties set forth in Section 3.2 and under the Escrow Agreement, Section 7.2 and Article XII hereof shall survive any such termination and shall be enforceable hereunder and Sellers shall remain liable to Parent and Purchaser for any breach occurring prior to termination.

The sole and exclusive remedy of Sellers upon any such termination shall be as described in Section 12.4.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each Seller hereby jointly and severally represents and warrants to Parent and Purchaser that:

               5.1. Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in every jurisdiction where the conduct of its business requires it to be so qualified except where failure to so qualify would not reasonably be expected to have a Seller Material Adverse Effect. Each Subsidiary is wholly owned directly or indirectly by the Company. No Seller, other than J.P. Stevens Enterprises, Inc., is a subsidiary of J.P. Stevens & Co., Inc.

               5.2. Authorization of Agreement. Subject to entry of the Selection Order, the Sale Order and, if applicable, the Confirmation Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement has and upon execution and delivery of all Ancillary Documents, such Ancillary Documents will be and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each Seller and no other corporate action is necessary to authorize such agreements and such transactions. This Agreement has been, and upon execution and delivery thereof all Ancillary Documents will be, duly and validly executed and delivered by each Seller party thereto and (assuming the due authorization, execution and delivery by the other parties hereto, the entry of the Selection Order, the Sale Order and, if applicable, the Confirmation Order) constitutes and will constitute the legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its respective terms, subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               5.3. Conflicts; Consents of Third Parties.

          (a) Except as set forth on Schedule 5.3(a), the execution and delivery by each Seller of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby, or compliance by such Seller with any of the provisions hereof or thereof do not and will not (A) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (B) give rise to, (x) the creation of a Lien upon any

Seller’s properties or assets or (y) a right of termination, cancellation or acceleration of any obligation or (z) a loss of a benefit under any provision of:

          (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller;

          (ii) subject to entry of the Sale Order and, if applicable, the Confirmation Order, any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound other than such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

          (iii) subject to entry of the Sale Order and, if applicable, the Confirmation Order, any Order of any Governmental Body applicable to such Seller or any of the properties or assets of such Seller; or

          (iv) subject to entry of the Sale Order and, if applicable, the Confirmation Order, any applicable Law.

          (b) Except as set forth on Schedule 5.3(b), and except to the extent not required if the Sale Order and, if applicable, the Confirmation Order, is entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Sellers in connection with the execution and delivery of this Agreement and the Ancillary Documents, the assignment of the Material Contracts, the assignment of the Real Property Leases, the assignment of Permits, the assignment of Material Intellectual Property Licenses, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby, except for:

          (i) compliance with the applicable requirements of the HSR Act;

          (ii) the entry of the Selection Order and the Sale Order or, if applicable, the Confirmation Order; and

          (iii) such other consents, waivers, approvals, Orders, permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. The parties acknowledge and agree that Schedule 5.3(b) is not an admission that any consent to assignment or any contractual clause forbidding assignment that is listed on Schedule 5.3(b) is enforceable under or is overridden by Section 365 of the Bankruptcy Code or any other applicable Law.

               5.4. Reports; Financial Statements.

          (a) Except as set forth on Schedule 5.4, since January 1, 2004, the Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company (such documents, the “Company SEC Documents”). Except as set forth on Schedule 5.4, as of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, (the Exchange Act”) as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, as of their respective dates, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.4, the financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          (b) The December Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the period involved (except as indicated in the notes thereto) and present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of December 31, 2004 and the consolidated results of their operations and cash flows for the period then ended (subject to normal year-end audit adjustments).

               5.5. Title to Purchased Assets. Except as set forth in Schedule 5.5, and other than the real property subject to the Real Property Leases, Intellectual Property licensed to Sellers and the personal property subject to the Personal Property Leases, Sellers own the Purchased Assets, and, subject to the entry of the Sale Order and, if applicable, the Confirmation Order, and consummation of the Closing, Purchaser will be vested with good title to the Purchased Assets, free and clear of all Liens other than Permitted Exceptions and Intellectual Property Licenses.

               5.6. Taxes.

          (a) Except as set forth on Schedule 5.6(a), and except for matters that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (i) Sellers have timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers); (ii) except as to Taxes of Sellers the payment of which is prohibited or stayed by the Bankruptcy Code, all Taxes shown to be due and payable on such Tax Returns have been paid; (iii) the amounts set up as a provision for Taxes on the unaudited consolidated statement of Sellers’ financial position as of December 31, 2004 are sufficient for the payment of all accrued and unpaid Taxes of Sellers, as of such date whether or not disputed; (iv) the statute of limitations with respect to all Tax Returns for Tax periods of the Sellers ending on or prior to December 31, 2000 (in the case of Tax Returns that have a four year statute of limitations, December 31, 1999) have expired; (v) no Tax Authority has asserted any additions to Tax to the Sellers; (vi) none of Sellers (a) during the last seven years has been a member of a consolidated, combined or unitary group (an “Affiliated Group”) for federal, state or local income tax purposes other than an Affiliated Group of which the Company is the common parent and (b) has any transferee or successor liability in respect of Taxes (whether by contract or otherwise); and (vii) based on Sellers’ best estimate, the amount of Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement to the extent not exempt under Section 1146(c) of the Bankruptcy Code or otherwise shall not exceed $500,000.

          (b) None of Sellers is a foreign person within the meaning of Section 1445 of the Tax Code.

               5.7. Real and Personal Properties.

          (a) Schedule 5.7(a) sets forth the street addresses and legal descriptions (which will be delivered no later than fifteen (15) days after the date of this Agreement pursuant to Section 8.10) of each parcel of real property owned by the respective Sellers that is necessary for or utilized in the operation of the Business, as well as each parcel of real property owned by the respective Sellers that contains a closed facility that has not otherwise been sold as of the date of this Agreement (each a “Material Owned Real Property” and, collectively, the “Material Owned Real Properties”). Each of the Sellers listed on Schedule 5.7(a) holds fee simple title to their respective Material Owned Real Properties, subject only to Permitted Exceptions. Except as set forth on Schedule 5.7(a), and except for recorded leases with railroads or utility providers shown on surveys previously provided to Purchaser, the Material Owned Real Properties are not subject to any leases or tenancies or other rights of occupancy. None of the Sellers has received notice that any of the improvements comprising the Material Owned Real Properties or the business conducted by the respective Sellers thereon is in violation of any building line, use or occupancy restriction, limitation, easement, condition or covenant of record. There are no physical defects in the buildings or other facilities or machinery or equipment located at any of the Material Owned Real Properties which individually or in the aggregate would reasonably be expected to have a Seller Material Adverse Effect.

          (b) Schedule 5.7(b) sets forth the street addresses of each parcel of real property that is leased by the respective Sellers (each a “Leased Real Property” and, collectively, the “Leased Real Properties”). The Leased Real Properties are leased to the respective Sellers listed on Schedule 5.7(b) pursuant to written leases (each a “Real Property Lease” and collectively, the “Real Property Leases”). With respect to each Leased Real Property, (i) the Seller that is the tenant under such Real Property Lease has not received any notice of default under the Real Property Lease in the twelve (12) month period prior to the date hereof. None of the Sellers has received notice that any of the improvements comprising the Leased Real Properties or the business conducted by the respective Sellers thereon is in material violation of any building line, use or occupancy restriction, limitation, easement, condition or covenant of record. There are no physical defects in the buildings or other facilities or machinery or equipment located at any of the Leased Real Properties which individually or in the aggregate would reasonably be expected to have a Seller Material Adverse Effect.

          (c) Each facility located on the Material Owned Real Properties and Leased Real Properties is served by such utilities as are adequate to operate such facility at its current rate of production. Such utilities either enter the Material Owned Real Properties or Leased Real Properties through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid, permanent public or private easements which, following the Closing, will inure to the benefit of Purchaser, its successors and assigns (except that no representation is made herein with respect to any utility lines owned by Sellers or any of Seller’s predecessors in interest that serve the Material Owned Real Properties located in Valley, Alabama and Opelika, Alabama for which easements, rights-of-way or other rights to retain, operate, use or maintain such utility lines were reserved or intended to have been reserved when the land(s) upon which such lines are located were sold or otherwise conveyed to third parties and, no representation is made herein as to utility lines owned by public or private third party utility providers which may cross private lands owned by third parties). All of said utilities are installed and operating (except with respect to any closed facilities where the utility service has been cancelled) and all installation and connection charges have been paid for in full.

          (d) Except as set forth on Schedule 5.7(d), the continued maintenance and operation of the Material Owned Real Properties as currently maintained and operated is not dependent on facilities located at any other property, and the continued maintenance and operation of any other property is not dependent on facilities located on any of the Material Owned Real Properties; no building or other improvement not part of an Owned Real Property relies on an Material Owned Real Property or any part thereof or any interest therein to fulfill any governmental requirement; and no building or other improvement on an Material Owned Real Property relies on any property not included within the Material Owned Real Property to fulfill any governmental requirement.

          (e) Except as disclosed in Schedule 5.7(e), there are no challenges or appeals pending regarding the amount of the Taxes on, or the assessed valuation of, any of the Material Owned Real Properties or, to the Knowledge of Sellers, the Leased Real Properties, and no special arrangements or agreements exist with any governmental authority with respect thereto. Except as set forth on Schedule 5.7(e), there are no Tax abatements with respect to Taxes on any of the Owned Real Properties or any of the Leased Real Properties. None of the Sellers has received notice of any new Tax assessment for any of the Material Owned Real Properties or, to the extent any Seller is liable for payment therefor, the Leased Real Properties, not otherwise included in any previous real estate Tax bill, requiring payments in excess of $100,000.

          (f) There is no pending or, to the Knowledge of Sellers, threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to any of the Material Owned Real Properties or the Leased Real Properties, or other proceedings adversely affecting the current use, occupancy or value of the Material Owned Real Properties or the Leased Real Properties.

          (g) None of the Material Owned Real Properties is located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary for the use thereof have not been obtained.

          (h) With respect to leases of personal property involving annual payments in excess of $100,000 relating to personal property used by a Seller in the Business and to which a Seller is a party or by which its properties or assets are bound (collectively, the “Personal Property Leases”), to the Knowledge of Sellers, no Seller has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by Sellers under any of the Personal Property Leases, in each case with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and except as a result of the Bankruptcy Cases.

               5.8. Intellectual Property. Schedule 5.8(a) sets forth a complete list of all material Intellectual Property (other than Intellectual Property Licenses) owned by Sellers which are either (a) subject to registrations and applications for registration or (b) to the Knowledge of Sellers, material unregistered trademarks, service marks, trade names and service names (whether or not any material unregistered trademark, service mark, trade name and service name was the subject of a registration or application which has expired or been abandoned). The Sellers own all right, title and interest in the items set forth on Schedule 5.8(a) except as set forth otherwise on such Schedule and any Intellectual Property Licenses relating thereto. Schedule 5.8(b) sets forth a complete list of all (i) written Intellectual Property Licenses and (ii) to the Knowledge of Sellers, oral Intellectual Property Licenses, except for in the case of both of the foregoing (i) and (ii) such Intellectual Property Licenses that do not involve annual payments by or to a Seller of more than $100,000. Notwithstanding the foregoing, Schedule 5.8(b) shall also include (i) all material written Intellectual Property Licenses and (ii) to the Knowledge of Sellers, material oral Intellectual Property Licenses, that in the case of both of the foregoing (i) and (ii) grant any right to use any trademark, service mark, trade name or service name, regardless of whether such Intellectual Property Licenses involve annual payments by or to a Seller of more than $100,000. Except as set forth on Schedule 5.8(c), to the Knowledge of the Sellers, the Sellers own the right, title and interest in, or have licenses or all other rights necessary to use all material Intellectual Property free and clear of all liens other than Permitted Exceptions and Intellectual Property Licenses. Except as set forth on Schedule 5.8(d), (i) there are no claims, investigations or Legal Proceedings that were asserted after the Petition Date that are pending as of the date hereof or, to the Knowledge of Sellers, threatened as of the date hereof against any Seller before any Governmental Body with regard to the ownership by Sellers of any of the Intellectual Property, (ii) Sellers have not received any written notice alleging that they have misappropriated any material Intellectual Property, or that any of the material Intellectual Property or the exercise of any material Intellectual Property right has infringed upon any intellectual property rights of third parties and to the Knowledge of Sellers, Sellers have a reasonable basis to believe no such claim may be successfully asserted by any third party, (iii) to the Knowledge of Sellers, no third party has infringed upon or misappropriated any of the Intellectual Property, (iv) there are no claims, investigations or Legal Proceedings that were asserted after the Petition Date that are pending as of the date hereof or, to the Knowledge of Sellers, threatened as of the date hereof against any Seller before any Governmental Body which challenge the legality, validity, enforceability, use or ownership of any Intellectual Property. Except as set forth on Schedule 5.8(e), to the Knowledge of Sellers, the Sellers have taken commercially reasonable efforts to pay all maintenance and renewal fees and take other maintenance actions that are required to be paid or taken as of the date hereof in connection with the registrations and applications set forth on Schedule 5.8(a). No Seller is in violation or default under any Intellectual Property License set forth on Schedule 5.8(b), except for violations or defaults disclosed on Schedule 5.8(b) or violations or defaults that are not material. To the Knowledge of Sellers, no other party is in violation or default that could be the basis of termination under any material Intellectual Property License granting any right to use any trademark, service mark, trade name or service name. None of the Sellers is subject to any agreement (other than Intellectual Property Licenses), or Order which restricts or impairs the use of any Intellectual Property except for Orders entered into in connection with the Bankruptcy Case as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as set forth on Schedule 5.8(f), Sellers have taken such efforts that are commercially reasonable in accordance with applicable industry standards to protect the confidentiality of any material trade secrets and other material confidential and proprietary business information included in the Purchased Assets. Sellers have used commercially reasonable efforts to cause each of their employees, consultants and independent contractors to enter into a written invention assignment agreement with the Sellers, where, in Seller’s reasonable business judgment, such employees, consultants and independent contractors require such agreements. Notwithstanding anything to the contrary contained in this Section 5.8, none of the representations in Section 5.8 shall apply to off the shelf or shrink wrap Software that is generally available for purchase or license from a third Person and the term Intellectual Property License as used in this Section 5.8 shall be deemed to exclude such off the shelf or shrink wrap Software.

               5.9. Contracts. Schedule 5.9 is a complete listing of all Contracts (other than purchase and sale orders entered into by Sellers in the Ordinary Course of Business and Real Property Leases) to which any Seller is a party or by which it or any of its properties or other assets is bound except for such Contracts that (i) do not restrict Seller from freely engaging in business and (ii) do not involve annual payments by or to any Seller of more than $250,000 (collectively, the “Material Contracts”). No Seller is in violation of or in default under any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults disclosed on Schedule 5.9 or that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Sellers have made available to Purchaser true, correct and complete copies of all Material Contracts.

               5.10. Employee Benefits.

          (a) Generally. Schedule 5.10(a) contains a true and complete list of each Employee Plan with respect to which Sellers have any obligation or liability, contingent or otherwise, for Employees (each such Employee Plan a “Listed Employee Plan”). The Sellers will make available to the Purchaser true and complete copies of all documents, if any, embodying each Listed Employee Plan, including all amendments thereto; the three most recent annual reports filed (Form 5500 Series with applicable schedules) with respect to each Listed Employee Plan required under ERISA; the most recent summary plan description, if any, with respect to each Listed Employee Plan required under ERISA; the most recent favorable determination letter from the IRS, if applicable, with respect to each Employee Plan; and all material communications; if any, provided after January 1, 2003 to the Employees generally relating to each Employee Plan.

          (b) Multiemployer Plans. None of Sellers nor any other trade or business that together with any Seller would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (an “ERISA Affiliate”) has contributed to any Employee Plan that is a multiemployer plan as defined in Section 3(37) of ERISA.

          (c) Effect of Transaction. Schedule 5.10(c) contains a list of all compensation and benefits which will or may be made by the Sellers, or any of their respective Affiliates, to any Employee which is contingent upon a change of control within the meaning of Section 280G of the Tax Code.

               5.11. Employment Matters. Each Seller: (1) is in compliance with all applicable federal and state laws and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees, except where the failure to be in compliance would not reasonably be expected to have individually or in the aggregate, a Seller Material Adverse Effect; (2) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees and has remitted such withholding to the appropriate authorities and is not subject to any pending audit regarding the same; (3) is not liable for any arrears of wages, including vacation pay, overtime pay or pay equity adjustments or any taxes or any penalty for failure to comply with any of the foregoing; and (4) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Schedule 5.11 contains a true and accurate list of accrued vacation pay for Employees as of June 17, 2005.

               5.12. Litigation. Except as set forth on Schedule 5.12, there are no Legal Proceedings that were asserted after the Petition Date and pending as of the date hereof or to the Knowledge of Sellers, threatened as of the date hereof, against any Seller before any Governmental Body that (i) seeks to restrain, materially modify, prevent, or materially delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, or (ii) questions the validity of this Agreement or any of the Ancillary Documents, or any action taken or to be taken by a Seller in connection with this Agreement or any of the Ancillary Documents. Other than the Bankruptcy Case or obligations that will be discharged in the Bankruptcy Case, there is no Legal Proceeding that was asserted after the Petition Date and is pending as of the date hereof that involves a dispute of more than $250,000 or seeks to obtain injunctive relief against any Seller.

               5.13. Compliance with Laws; Permits Except with respect to Environmental Laws (which are addressed in Section 5.14), each Seller (i) is in compliance with all Laws applicable to its respective operations or assets or the Business, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect and (ii) currently has all Permits which are required for the operation of the Business as presently conducted, except where the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Schedule 5.13 sets forth a list of all Permits owned or used by any Seller.

               5.14. Environmental Matters. Except as set forth on Schedule 5.14 and except for facts, circumstances or conditions that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (a) the operations of Sellers are in compliance with all applicable Environmental Laws and Environmental Permits, (b) none of Sellers is the subject of any outstanding Order with any Governmental Body respecting (i) Environmental Laws, (ii) a Remedial Action, or (iii) Environmental Permits, (c) there is no investigation, action or proceeding pending, or, to the Knowledge of Sellers, threatened that could reasonably be expected to result in Sellers incurring any material liability pursuant to any applicable Environmental Law, (d) the Sellers have not received any notice, report or other communication regarding (x) any violation of any Environmental Laws or any Environmental Permits, or (y) any Environmental Liabilities, including any investigatory, remedial or corrective obligations, relating to the Sellers, or that it is responsible (or partly responsible) for the removal, remediation, or other clean-up of any Hazardous Materials at, on, under, or emanating from the Sellers’ Properties or properties used in connection with the Business, (e) the Sellers possess all Environmental Permits necessary for their respective operation, and all such Environmental Permits are valid and in good standing, and there is no pending, or to the knowledge of the Sellers, threatened action to revoke, modify, terminate or otherwise materially change the terms or conditions of any such Environmental Permits, and (f) there is (i) no friable asbestos contained in or forming a part of any building, building component, structure or office space included in the Sellers’ Properties, (ii) no polychlorinated biphenyls are used, stored, or released on any of the Sellers’ Properties, or (iii) there are no underground storage tanks or surface impoundments containing Hazardous Materials located on, under or at any of the Sellers’ Properties.

               5.15. Financial Advisors. Except as set forth on Schedule 5.15, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement. No Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

               5.16. Representations/Warranties; Schedules. Sellers makes no representations or warranties to Purchaser regarding the probable success or profitability of the Business. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Seller Material Adverse Effect. The representations of Sellers shall be unaffected by any investigation made heretofore or hereafter by or on behalf of Purchaser.

               5.17. Sufficiency of Assets. The Purchased Assets and other assets and property owned or used by Sellers and which will be owned or used by Purchaser upon Closing together with the Excluded Assets, taken as a whole, are sufficient for the continued conduct of the business of Sellers as currently conducted.

               5.18. Equipment. Schedule 5.18 lists all machinery, equipment, vehicles or furniture owned by a Seller with a depreciated book value of $100,000 or more and sets forth the original cost and current depreciated value of each such item listed by location.

               5.19. No Casualty. Except as set forth on Schedule 5.19, as of the date hereof to the Seller’s Knowledge, none of the assets of the Sellers has been affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has not been repaired or restored and that would reasonably be expected to have a Seller Material Adverse Effect.

               5.20. Insurance. The Sellers have in place insurance policies listed on Schedule 5.20. Except as set forth on Schedule 5.20, all such policies are, and until Closing will remain, in full force and effect except for those policies, the failure to maintain which individually or in the aggregate, would not be reasonably expected to have a Seller Material Adverse Effect. The Sellers have made available to Purchaser a description of such policies and any applicable self-insurance programs.

               5.21. Customers. The attached Schedule 5.21 lists Sellers’ ten (10) largest customers for the period beginning July 1, 2004 and ending on the date hereof. As of the date hereof (except as set forth in such Schedule 5.21), Sellers have not received any notice that any such customer, and to the Knowledge of Sellers, no such customer, intends to terminate or materially reduce its business with Sellers and no such customer has terminated or materially reduced its business with Sellers from July 1, 2004 to the date hereof.

               5.22. Suppliers. The attached Schedule 5.22 lists Sellers’ twenty (20) largest vendors for the period beginning July 1, 2004 and ending on the date hereof. As of the date hereof (except as set forth in such Schedule 5.22), Sellers have not received any notice that any such vendor, and to the Knowledge of Sellers, no such vendor, intends to terminate or materially reduce its business with Sellers and no such vendor has terminated or materially reduced its business with Sellers from July 1, 2004 to the date hereof.

               5.23. Affiliate Transactions. Except as set forth on Schedule 5.23, no officer, manager, member or Affiliate (including any of the shareholders) of any Seller or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any Seller or has any interest in any property used by any Seller.

               5.24. Product Warranty. Except as set forth on Schedule 5.24, to the Knowledge of Sellers, all products manufactured, merchandised, serviced, distributed, sold or delivered by Sellers in connection with the Business during the six year period prior to the Closing Date have been in conformity with all applicable contractual commitments and all express or implied warranties. No liability exists for replacement thereof or other damages in connection with such sales or deliveries during the six year period prior to the Closing Date except for liabilities which would not reasonably be expected to have a Seller Material Adverse Effect. No products heretofore sold by Sellers in connection with the Business are now subject to any guarantee or warranty other than Sellers’ standard terms and conditions of sale, except to the extent described on the attached Schedule 5.24.

               5.25. Inventories. The inventory of Sellers is properly reflected, and appropriate reserves exist therefor, on the books and records of Sellers in accordance with GAAP. All of the inventories of Sellers (other than inventory in transit, inventory at public warehouses and inventory held at other locations for finishing, which warehouses and other locations are listed on Schedule 5.25) are located at either the Owned Real Properties or the Leased Real Properties subject to the Real Property Leases.

               5.26. Notes and Accounts Receivable. All notes and accounts receivable of Sellers (a) are valid receivables incurred in the ordinary course of business and (b) are properly reflected on Sellers’ books and records and properly reserved for with respect to doubtful accounts, all in accordance with GAAP.

               5.27. Bank Accounts. Schedule 5.27 hereto sets forth a complete and accurate list of all bank accounts, lockbox accounts, securities accounts, and other accounts maintained by the Sellers with any bank or other financial institution, as of the date hereof, which Schedule shall be updated as of the Closing Date.

               5.28. Signatories. All of the domestic Subsidiaries of the Company, other than J.P. Stevens & Co., Inc., are signatories to this Agreement except those that have no assets (other than insignificant assets not used in the Business).

               5.29. Foreign and Non-Debtor Affiliates. Except as set forth on Schedule 5.29, (i) none of the assets of the Sellers’ foreign Affiliates are used in operation of the Business, (ii) none of the assets of the Business are used in the operation of any of Sellers’ foreign Affiliates, and (iii) none of Sellers’ foreign Affiliates have the right to use the name “WestPoint” or any rights to use any Intellectual Property of Sellers. None of the Sellers’ foreign Affiliates are signatories to this Agreement. Sellers are all debtors in the Bankruptcy Case and have no domestic non-debtor Affiliates except for those Affiliates with insignificant assets.

               5.30. Labor Matters.

          (a) Schedule 5.30 identifies all collective bargaining agreements covering Employees of Sellers (collectively, the “Collective Bargaining Agreements”). The Company

made available to Purchaser correct and complete copies of all such Collective Bargaining Agreements including any amendments or supplements thereto or related agreements(including any side letter, supplemental agreement or memorandum of understanding that would materially alter a Collective Bargaining Agreement). The Company has informed Purchaser of all material communications and current written proposals of the Sellers, or any union in all ongoing negotiations with representatives of any unions representing any organized employee groups and all material matters on which any tentative agreements have been reached in the course of such negotiations.

          (b) The Company has made available to Purchaser a true, correct and complete list of all employees (including inactive employees and employees on leave) and independent contractors of the Sellers who are members of an organized labor unit or union covered by any of the Collective Bargaining Agreements, their current respective positions or job classifications and their current respective wage scales or salaries, as the case may be.

          (c) Except as set forth in Schedule 5.30(c):

          (i) None of the Sellers has breached or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement or other labor union contract applicable to persons employed by Sellers (because of the transactions contemplated by this Agreement or otherwise), and there are no material grievances outstanding against any Seller under any such agreement or contract;

          (ii) As of the date hereof, to the Knowledge of Sellers, there is no union organizing activity, petition or application pending before the National Labor Relations Board or other labor relations boards or tribunals seeking certification or any change in certification of a labor union with respect to any employees of any Seller;

          (iii) As of the date hereof, there is no strike, slowdown, work stoppage, labor action or lockout, or, to the Knowledge of Sellers, express threat thereof, by or with respect to any employees of Sellers; and

          (iv) As of the date hereof, no Sellers have received any written notice of any, and to the Knowledge of Sellers, there is no unfair labor practice or analogous complaint, application or claim against any Seller pending before the National Labor Relations Board or any similar board or agency or before any court of competent jurisdiction or any other forum.

               5.31. Employee Matters. Schedule 5.31 contains a true, correct and complete list of all the unrepresented, non-unionized Employees (including inactive Employees and Employees on leave) employed on June 17, 2005, and any officer of Sellers or any Employee in a supervisory or managerial role employed on June 17, 2005, their respective (i) positions or job classifications, (ii) wage scales or salaries, as the case may be, (iii) annual target bonus and/or annual target sales commissions, and (iv) target long-term incentive payments, in each case as of such date. With respect to the foregoing clauses (ii) through (iv), disclosure may be in the form of either a written description or copies of any applicable plan, policy or program with regard to employees subject to company-wide policies; provided, however, that disclosure shall be on an individual basis with regard to all exceptions from such company-wide policies or from any other individual arrangements.

               5.32. Certain Payments. Except as set forth on Schedule 5.32, from the date which is 30 days prior to the date hereof through the date hereof, Sellers have not made any payments in excess of $25,000 under, in respect of or pursuant to the KERP Program or fees and expenses of any broker, finder or financial advisor of Sellers.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT,
HOLDCO ONE, HOLDCO TWO AND PURCHASER

          Parent, Holdco One, Holdco Two and Purchaser each hereby jointly and severally represents and warrants to Sellers that:

               6.1. Organization and Good Standing. Each of Parent and Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on is business as now conducted.

               6.2. Authorization of Agreement. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement has, and upon execution and delivery of all Ancillary Documents, such Ancillary Documents will be, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of Parent and Purchaser. This Agreement has been, and upon execution and delivery thereof all Ancillary Documents will be, duly and validly executed and delivered by each of Parent and Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of each of Parent and Purchaser enforceable against each such entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

               6.3. Authorized Capital.

          (a) As of and after giving effect to the Closing, (i) the authorized capital of Parent shall consist of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock, (ii) 15,750,000 shares of Parent Common Stock will be issued and outstanding, and (iii) 14,250,000 shares of Parent Common Stock will be reserved for issuance pursuant to the

Subscription Rights. As of the Closing, the authorized capital of Purchaser shall consist of 10,000 shares of common stock and 1,000 shares of preferred stock, of which 200 shares will be issued and outstanding and held equally by Holdco One and Holdco Two. Except as set forth in the Equity Commitment Letter, as of the Closing, no other shares of capital stock of Parent or Purchaser will be issued or issuable pursuant to outstanding options, agreements, exchangeable securities or otherwise.

          (b) The shares of Parent Common Stock to be issued pursuant to the terms hereof and upon exercise of the Subscription Rights will, as of the Closing, be duly authorized and, upon issuance pursuant to the terms hereof or upon payment of the purchase price therefor pursuant to the Rights Offering, validly issued, fully paid and non-assessable.

               6.4. Conflicts; Consents of Third Parties.

          (a) Except as set forth on Schedule 6.4(a), the execution and delivery by Parent and Purchaser of this Agreement and the Ancillary Documents, the consummation of the transactions contemplated hereby or thereby , or compliance by Parent and Purchaser with any of the provisions hereof or thereof do not and will not (A) conflict with, or result in any violation or default (with or without notice or lapse of time or both) under, or (B) give rise to a right of termination or cancellation under any provision of:

          (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent and Purchaser;

          (ii) any Contract or Permit to which Parent or Purchaser is a party or by which any of the properties or assets of Parent or Purchaser are bound, other than such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

          (iii) any Order of any Governmental Body applicable to Parent or Purchaser or any of the properties or assets of Parent or Purchaser as of the date hereof; or

          (iv) any applicable Law.

          (b) Except as set forth on Schedule 6.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent or Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Documents, the compliance by Parent or Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act, and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

               6.5. Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Parent or Purchaser, or to which Parent or Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, Parent or Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

               6.6. Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

               6.7. Financial Capability. Purchaser will have, and Parent will cause Purchaser to have, at the Closing sufficient funds available to pay the Cash Purchase Price. Purchaser has delivered to the Company copies of the fully executed Equity Commitment Agreement and the Rights Offering Sponsor Agreement, pursuant to which it will obtain such funds.

               6.8. Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V hereof and each of Parent and Purchaser acknowledges and agrees that, except for the representations and warranties contained herein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis. Each of Parent and Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement, each of Parent and Purchaser has relied on the results of its own independent investigation and the representations, warranties, covenants and agreements of Sellers set forth herein.

     6.9 Aretex’s Holdings. Aretex (i) as a First Lien Lender, holds a claim as of June 17, 2005 in the approximate face amount of $193,503,839.26, plus interest, (reduced by any payments made after the date hereof) representing not less than 39.989% of the amount due to all First Lien Lenders; and (ii) as a Second Lien Lender, holds an allowed claim in the approximate face amount of $84,500,000, plus interest, and representing not less than 51.212% of the amount due to all Second Lien Lenders.

ARTICLE VII.

POST EXECUTION MATTERS

               7.1. Conduct After Execution of Agreement. Each Seller agrees that neither it nor its Affiliates nor its Representatives will, after execution of this Agreement (a) solicit, initiate, encourage, enter into, conduct or continue any discussions (other than with other Qualified Bidders (as defined in the Bidding Procedures) prior to the Purchaser Selection Hearing), or enter into any agreement or understanding, with any Person other than the Purchaser, regarding the transfer, directly or indirectly, of any capital stock of, or any other interest in, any Seller or any material portion of any Seller’s assets or business (including by way of license), or (b) disclose any non-public information relating to any Seller or afford access to the properties, books or records of any Seller to any Person other than the Purchaser, that may be considering acquiring an interest in any Seller or any material portion of any Seller’s assets unless such Person first enters into an appropriate confidentiality agreement with the Sellers. If any Seller receives any request for information or indication of interest from any Person regarding a possible acquisition, such Seller shall promptly disclose to the Purchaser the identity of such Person, such receipt of such request or indication of interest and shall provide the Purchaser with copies of any correspondence or other written material received by such Seller setting forth any material terms or conditions of such possible acquisition.

               7.2. Expense Reimbursement. In the event that this Agreement is terminated by Purchaser pursuant to Section 4.4(a), 4.4(c), 4.4)(d), 4.4(e), 4.4(g), 4.4(h), 4.4(i), 4.4(j), 4.4(k) or 4.4(l), Sellers agree to pay to Purchaser, upon such termination, reimbursement of up to $1,000,000 of the out of pocket expenses, including, without limitation, reasonable attorneys’ fees and costs, consultant fees and costs, travel costs, title, survey and search costs and other out-of-pocket costs incurred by Purchaser from and after the date hereof to such date of termination (the “Expense Reimbursement”), as a super priority administrative expense and Debtors will promptly seek any further authority needed in connection with the same.

               7.3. Bankruptcy Court Filings.

          (a) Pursuant to the Bidding Procedures Order, Sellers have sought authority to sell their assets and take actions related thereto and shall seek entry of the Selection Order and the Sale Order by the Bankruptcy Court. The Sellers shall seek to cause the Sale Order to be entered simultaneously with, or within three (3) Business Days following, the entry of the Selection Order. Unless the Bankruptcy Court determines by Order entered at the hearing to approve the Sale Order that the transactions contemplated by this Agreement shall be pursued through a Chapter 11 plan of reorganization or liquidation, the transactions shall proceed in accordance with this Agreement and pursuant and subject to the Sale Order. If the Bankruptcy Court: (i) determines by Order entered at the hearing to approve Sale Order that the transactions contemplated by this Agreement shall be pursued through a Chapter 11 plan of reorganization or liquidation; and (ii), prior to September 15, 2005, the Confirmation Order shall have been entered and shall have become a Final Order, then the transaction set forth herein shall proceed based on the Chapter 11 Plan and the Confirmation Order. The September 15, 2005 date is of the essence. In the event that clause (ii) above is not satisfied, the transactions contemplated by this Agreement shall proceed in accordance with the terms of this Agreement and pursuant and subject to the Sale Order.

          (b) (i) If the Bankruptcy Court in a statement on the record at the Purchaser Selection Hearing indicates that it is prepared to enter the Sale Order within two (2) Business Days after the Purchaser Selection Hearing (the “Initial Sale Order Entry Period”) except for the omission of either clause (viii) and/or (xii) of the definition of “Sale Order”, then within two (2) Business Days of the end of the Initial Sale Order Entry Period, Purchaser shall either (x) waive in writing clause (viii) and/or (xii) to the extent not acceptable to the Bankruptcy Court, (y) terminate this Agreement, which right may be exercised by Purchaser only within two (2) Business Days following the Initial Sale Order Entry Period, or (z) not waive those conditions and not terminate this Agreement, provided, that if Purchaser does not waive in writing the requirement that the Sale Order contain those provisions or terminate this Agreement within such time period, then Sellers may terminate this Agreement within two (2) Business Days after the expiration of the period within which Purchaser may terminate this Agreement pursuant to this Section 7.3(b)(i), which right may be exercised by Sellers only within such two (2) Business Days.

          (ii) If the Bankruptcy Court (x) in a statement on the record at the Purchaser Selection Hearing indicates that is not prepared to enter, within the Initial Sale Order Entry Period (A) any sale order with respect to the transactions contemplated by this Agreement or (B) the Sale Order except for the omission of either clause (viii) and/or (xii) of the definition of “Sale Order”, or (y) fails to enter the Sale Order during the Initial Sale Order Entry Period, then the Purchaser may terminate this Agreement within two (2) Business Days following the Initial Sale Order Entry Period, which right may be exercised by Purchaser only within such two (2) Business Days.

          (c) Purchaser and Sellers agree that they will assist in obtaining entry of the Selection Order, the Sale Order and if necessary, the Confirmation Order, and a finding of adequate assurance of future performance by Purchaser, by taking the following actions: furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary written assurance of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) and if applicable, Section 1129(a)(3) of the Bankruptcy Code. In the event the entry of the Selection Order, the Sale Order or the Confirmation Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal. Sellers shall seek approval of the Selection Order, the Sale Order and the Confirmation Order, if any, only in accordance with the terms and conditions thereof.

          (d) Sellers agree that they will comply in all respects with the terms and conditions of the Bidding Procedures Order, the Selection Order, the Sale Order and, if applicable, the Confirmation Order, and will not file a motion seeking to revoke, modify or amend any such order after it is entered without Purchaser’s prior written consent.

ARTICLE VIII.

COVENANTS

               8.1. Access to Information. (a) Sellers agree that, prior to the Closing Date, Purchaser shall be entitled and Sellers shall afford Purchaser the opportunity, through the respective Representatives of Purchaser or its Affiliates, to make such investigation of the assets, properties, employees, businesses and operations of the Business and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as Purchaser determines and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice. Sellers shall cause their Representatives to cooperate with Purchaser and Purchaser’s or its Affiliates’ Representatives in connection with such investigation and examination, and Purchaser, its Affiliates and their Representatives shall use their reasonable efforts to minimize any disruption to the Business.

          (b) The Sellers shall promptly deliver to Purchaser all financial, management or operational reports delivered to any agent and/or the lenders under the DIP Credit Agreement or consultants for the same. The Sellers shall promptly deliver to Purchaser such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by the Sellers, or by any Person in connection with or related to the Sellers, the Business, the Purchased Assets or the Assumed Liabilities. The Sellers shall promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding as Purchaser may reasonably request. Without limiting the generality of this Section 8.1, if requested by Purchaser, Sellers, upon reasonable notice, shall provide access to the Sellers’ Properties to Purchaser, its Affiliates and their respective Representatives for purposes of conducting such building inspections and environmental assessments as Purchaser determines. Purchaser agrees that, in the event that an inspection or environmental assessment results in a determination that invasive sampling may be necessary, Purchaser will not conduct such invasive sampling without first obtaining Seller’s consent, provided that such consent will not be unreasonably withheld. To the extent that any applicable lease or sublease (whether any Seller is a lessor/sublessor or lessee/sublessee) restricts the ability of any Seller to grant access to any property, the Seller shall use commercially reasonable efforts to provide for such access to Purchaser, its Affiliates and their respective Representatives. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to any confidentiality obligations to which Sellers are bound as of the date of this Agreement; provided Sellers shall take commercially reasonable efforts to obtain waivers of such confidentially obligations.

          (c) From and after the date hereof, Parent may designate up to two individuals as Parent’s and Purchaser’s representatives to monitor the conduct and operations business of the Sellers on a day-to-day basis. Such persons shall be given full access by Sellers to all of the books, records and premises of the Business as they may reasonably request. From and after the date hereof:

          (i) Sellers shall, not later than 7:00 a.m. on each Thursday and simultaneously with delivery to the Company’s controller, deliver to such representatives the “accounts payable register” setting forth all payments proposed to be made by Sellers, including the name of the proposed payee and the amount. If, prior to 2:00 p.m. on such date any of such representatives notifies Sellers that any such payment in excess of $1,000 (other than payroll for hourly employees) would be in violation of the terms and provisions of this Agreement, Sellers shall not make such payment unless and until resolved as set forth in clause (v) below. If Sellers fail to deliver such register by 7:00 a.m. on any such Thursday, then the 2:00 p.m. deadline referred to above shall be extended for each hour that delivery of such schedule is late so that such representatives have two consecutive hours on a Business Day to review such schedule, provided, that if such two hour period extends past 5:00 p.m. Eastern Time, such representatives shall have such time at the commencement of the next Business Day (beginning at 8:00 a.m. Eastern) to complete their review.

          (ii) Sellers shall advise Purchaser of all applicable information pertaining to any proposed wire transfer not less than two hours on a Business Day prior to the time such wire is proposed to be sent. If prior to the expiration of such two hours any of such representatives notifies Sellers that any such payment by wire would be in violation of the terms and provisions of this Agreement, Sellers shall not make such payment unless and until resolved as set forth in clause (v) below;

          (iii) Sellers shall provide Purchaser with a schedule of all proposed “manual checks” (i.e, checks not on the accounts payable register) not less than two hours on a Business Day prior to any such checks being issued. If prior to the expiration of such two hours any of such representatives notifies Sellers that any such payment would be in violation of the terms and provisions of this Agreement, Sellers shall not make such payment unless and until resolved as set forth in clause (v) below;

          (iv) Sellers shall provide Purchaser with a schedule of letters of credit proposed to be issued not less than two hours on a Business Day prior to any such letter of credit being issued. If prior to the expiration of such two hours any of such representatives notifies Sellers that any such issuance of letter of credit would be in violation of the terms and provisions of this Agreement, Sellers shall not issue such letter of credit unless and until resolved as set forth in clause (v) below;

          (v) Any disputed payments or issuance of a letter of credit hereunder shall not be made by Sellers unless and until resolved by agreement of Purchaser, Parent and Sellers or a determination by the Bankruptcy Court is made that such payment or issuance of a letter of credit does not violate the terms and provisions of this Agreement. Purchaser and Parent agree to cooperate with Sellers to resolve any such issue and, if not so resolved, to obtain an expedited determination by the Bankruptcy Court with respect to any such payment or payments;

          (vi) Failure of Sellers to make any payment or issuance of a letter of credit disputed by any representative prior to resolution of the issue shall not constitute a breach of any representation, warranty, covenant or agreement by Sellers under this Agreement. Representatives may give notice hereunder by telephone communication, confirmed by email, to the General Counsel of the Company at the email address set forth in Section 12.9, or such other Person as the Company shall designate to Purchaser pursuant to Section 12.9. Sellers shall notify the representatives by telephone communication and email at the numbers and email addresses provided by such representatives from time to time.

          (d) Sellers shall use commercially reasonable efforts to identify on Schedule 8.1, (i) each parcel of Immaterial Owned Real Property by street address (or no street address exists, by city and state), together with a legal description or tax identification number, which Schedule 8.1 shall be delivered to Purchaser not later than ten days following the entry of the Sale Order, together with copies of relevant deeds and other title and survey documents in the respective Sellers’ possession and (ii) all Permits necessary to operate the retail stores operated by Sellers.

               8.2. Conduct of the Business Pending the Closing.

          (a) Except (1) as set forth on Schedule 8.2(a), (2) as required by applicable Law, or (3) with the prior written consent of Purchaser in its sole and absolute discretion, during the period from the date of this Agreement to and through the Closing Date, Sellers shall:

          (i) conduct the Business only in the Ordinary Course of Business, including, without limitation, with respect to (a) the pricing and terms of sale of inventory, (b) the timing, discounting and other practices in connection with the collection of accounts receivable, (c) the timing and other practices for payment of account payables and (d) compensation, bonuses, benefits and severance payable to Employees, subject to and in accordance with the further limitations set forth in Section 9.1(a);

          (ii) use their commercially reasonable efforts to (a) keep their assets intact and maintain their assets in at least as good a condition as their current condition (reasonable wear and tear excepted), (b) preserve the present business operations, organization and goodwill of the Business, and (c) preserve the present relationships with customers and suppliers of the Business;

          (iii) perform in all material respects its obligations arising after the Petition Date under any Contract (including Real Property Leases);

          (iv) comply in all material respects with all applicable Laws that relate to or affect its assets and business or such Person’s ownership and/or use or operation thereof, including the timely, complete and correct filing of all reports and maintenance of all records required by any Governmental Authority to be filed or maintained;

          (v) continue to use and operate all assets and all aspects of its business used or operated by the Sellers as of the date hereof in a manner consistent with prior practice and in accordance in all material respects with all applicable Laws, and not enter into any contract nor otherwise act, nor suffer or permit any other Person to act, to restrict, interfere with or prevent the use or operation of such assets or business;

          (vi) promptly notify Purchaser in writing of any incidents or accidents occurring on or after the date hereof involving any assets or property owned or operated by the Sellers that resulted or could reasonably be expected to result in damages or losses to any portion of the business of the Sellers or damages in excess of $100,000;

          (vii) promptly notify Purchaser in writing of the existence of any adverse business conditions arising on or after the date hereof threatening the continued, normal business operations of the Sellers or of any agreement, consent or order of any Governmental Authority involving any of the Sellers;

          (viii) promptly notify Purchaser of any Legal Proceeding of the type described in Section 5.12 commenced after the date hereof and/or, to the Knowledge of Sellers, threatened after the date hereof against the Sellers;

          (ix) provide prompt written notice to Purchaser (i) of any change in any of the information contained in the representations and warranties made by the Sellers in Article V hereof or any exhibits or schedules referred to herein or attached hereto, including any Schedules and shall promptly furnish any information that Purchaser may reasonably request in relation to such change; provided, however, that such notice shall not operate to cure any breach of the representations and warranties made by the Company herein or any exhibits or schedules referred to herein or attached hereto, including any Schedules; and

          (x) provide prompt written notice to Purchaser of the occurrence of any event that results in or would reasonably be expected to result in a failure to satisfy any of the conditions set forth in Article X.

          (b) Except (1) as set forth on Schedule 8.2(b), (2) as required by applicable Law, or (3) with the prior written consent of Purchaser in its sole and absolute discretion, during the period from the date of this Agreement to and through the Closing Date, Sellers shall not:

          (i) take any action as a result of which any representation or warranty of the Sellers made in Article V would be rendered untrue or incorrect if such representation or warranty were made immediately following the taking or failure to take such action;

          (ii) make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

          (iii) subject any of the Purchased Assets to any Lien, except for Liens existing as of the date hereof;

          (iv) acquire any material properties or assets other than in the Ordinary Course of Business, or enter into any partnership, joint venture or similar arrangement (including, but not limited to, the contemplated joint venture with a Pakistani company for the formation and operation of a manufacturing facility near Lahore, Pakistan), or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Seller’s assets other than inventory in the Ordinary Course of Business and obsolete or worthless equipment permitted to be sold pursuant to the DIP Credit Agreement;

          (v) cancel, compromise or settle any debt or claim or waive or release any right in excess of $20,000 individually and $250,000 in the aggregate or, in connection with Trade Payables, accounts payable to employees for travel and entertainment expense, workers’ compensation payments, or trade receivables, other than in the Ordinary Course of Business;

          (vi) enter into any commitment for capital expenditures in excess of $250,000 for all commitments in the aggregate except for capital expenditure projects described by project and amount as line items as set forth on Schedule 8.2(b) hereof not to exceed the amount for each such category as described and set forth in such schedule;

          (vii) enter into, modify or terminate any labor or Collective Bargaining Agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

          (viii) incur any Indebtedness other than in the Ordinary Course of its Business;

          (ix) assign, modify, cancel, otherwise impair or permit to lapse any Material Contract (other than expiration in accordance with the terms thereof as a result of the passage of time and other than Real Property Leases as to which Section 8.2(b)(x) applies ) involving annual expenditures, purchases or revenues in excess of $100,000 annually;

          (x) assign, sublease, amend in any material respect, terminate, exercise (or waive) or permit to lapse any options to renew, options to expand or options to purchase pursuant to any Real Property Leases involving expenditures in excess of $100,000 annually (other than expiration in accordance with the terms thereof as a result of the passage of time);

          (xi) make any payments (a) in respect of professional fees for attorneys and accountants except to the extent and on the timing permitted under existing interim compensation and fee application procedures (other than professional fees payable to ordinary course professionals to the extent authorized to be paid under the existing Order of the Bankruptcy Court signed on 6/3/03 Authorizing Retention and Compensation of Professionals Utilized in the Ordinary Course of Business), (b) under, in respect of or pursuant to the KERP Program (other than the existing scheduled payment for the second quarter of 2005 pursuant to the KERP Order), or fees and expenses of any financial advisor of Sellers (other than monthly fees in currently approved amounts pursuant to existing procedures) or (c) in respect of fees and expenses of any broker or finder of Sellers except as consented to by Purchaser and except for such fees and expenses of a broker or finder relating to the sale of real property by Sellers which are approved by the Bankruptcy Court prior to June 30, 2005; or

          (xii) agree to do anything prohibited by this Section 8.2.

          (c) During the period from the date of this Agreement to and through the Closing Date, Sellers shall not declare, authorize, make or enter into a commitment to make (x) any dividend, distribution or other payment in respect of any Seller’s capital stock or other equity or rights to acquire the same or engage in any similar payment or distribution or (y) any payment, prepayment or distribution with respect to any Indebtedness of the Sellers other than payments in respect of the DIP Credit Agreement as required or permitted pursuant to the terms of the DIP Credit Agreement or payment pursuant to the Adequate Protection Order.

               8.3. Consents, Lien Releases and Notices. Sellers shall use their commercially reasonable efforts, and Purchaser shall, and Parent shall cause Purchaser to, reasonably cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, the consents and approvals listed in Schedule 5.3(b) hereof; provided, however, that neither Sellers nor Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested; provided, further, however, that Sellers shall be obligated to initiate any Legal Proceedings necessary, at the Purchaser’s expense, to obtain any such consent or approval, unless Seller’s counsel reasonably believes that Sellers have no good faith basis to initiate any such proceeding, in which event Purchaser may seek authority from the Bankruptcy Court to do so on the Sellers’ behalf and Sellers will not object to such application by Purchaser. Sellers shall provide Parent and Purchaser, for their approval, a proposed form of request for consent not later than five (5) days following the date of the Sale Order. Sellers shall send initial requests for such consents in the form approved by the Purchaser not later than two (2) Business Days following the date Purchaser designates any applicable asset as a Purchased Asset. Sellers shall use their commercially reasonable efforts to obtain, prior to the Closing, and deliver to Purchaser releases of all Liens on all of the Purchased Assets. Sellers shall, at the request of Purchaser and at Purchaser’s expense if so requested after the Purchaser Selection Hearing, provide additional actual or publication notice of the “free and clear sale” to those Persons, and in the manner, requested by Purchaser.

               8.4. Regulatory Approvals.

          (a) If necessary, Parent, Purchaser and Sellers shall (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the later of the date of the entry of the Selection Order and the date of this Agreement in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Parent, Sellers or Purchaser, as the case may be). Parent or Purchaser shall not be obligated to share a copy of their HSR Act filing or drafts thereof with Sellers.

          (b) Sellers shall use commercially reasonable efforts to initiate the transfer of all Permits included in the Purchased Assets owned or used by any Seller into the name of Purchaser effective as of the Closing Date. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.

          (c) Each of Parent, Purchaser and Sellers shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) asserting that any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Purchaser and Sellers shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding. Each of Purchaser and Sellers shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in complying with this Section 8.4, neither Purchaser nor any of its Affiliates shall be required to (i) divest any assets or discontinue or modify any of its operations or (ii) accept or become subject to any condition or requirement unacceptable to Purchaser in its sole and absolute discretion. No party shall withdraw any such filing or submission prior to the termination of this Agreement without the written consent of the other party.

               8.5. Further Assurances. Each of Parent, Purchaser and Sellers shall use its commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement. Parent and Purchaser shall use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations to consummate the transactions contemplated by this Agreement set forth in Sections 10.2 and 10.3. Sellers shall use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the obligations to consummate the transactions contemplated by this Agreement set forth in Sections 10.1 and 10.3. At the Purchaser’s sole cost and direction, Sellers shall have prepared and duly executed assignments of any non-U.S. trademark registrations and applications and non-U.S. patent registrations and applications in a form suitable for recording in the applicable foreign intellectual property offices. For U.S. trademark registrations and applications and U.S. patent registrations and applications, Sellers shall ensure that the owner of each trademark and patent registration and application, as set forth on Schedule 5.8(a), is also listed as the current owner as shown in the U.S. Patent and Trademark Office’s records for each such trademark and patent registration and application.

               8.6. Confidentiality Following the Closing. Sellers acknowledge that from and after the Closing, all non-public information relating to the Business, including, but not limited to the Purchased Assets and the Assumed Liabilities, will be valuable and proprietary to Purchaser and its Affiliates. Sellers agree that, from and after the Closing, neither the Sellers nor any of their Affiliates or Representatives will disclose to any Person any non-public information relating to the Purchaser and its Affiliates, or the Business, including but not limited to the Purchased Assets and the Assumed Liabilities, except as required by law. The provisions of this Section 8.6 shall survive the Closing.

               8.7. Equity Commitment and Rights Offering. Simultaneously with the execution of this Agreement, Purchaser has delivered to Sellers an executed copy of each of the Equity Commitment Agreement and the Rights Offering Sponsor Agreement. It is expressly understood by the parties hereto that the aggregate net proceeds to be received by Purchaser in connection with the exercise of the Subscription Rights, the Rights Offering Sponsor Agreement and the Equity Commitment Agreement shall be $312,000,000. Each of Parent and Purchaser hereby agrees to take all actions that are necessary to consummate the Rights Offering, including, if necessary, enforcing its rights under the Equity Commitment Agreement and the Rights Offering Sponsor Agreement, to cause the other parties thereto to perform their respective duties, obligations and covenants thereunder. Each of Parent and Purchaser agrees that it will not release any party to the Equity Commitment Agreement and the Rights Offering Sponsor Agreement from any of its duties, obligations and covenants under such agreements without the Company’s prior written consent.

               8.8. Preservation of Records. Sellers, Parent and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of seven (7) years from the Closing Date (except as provided below) and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event Sellers or Purchaser wishes to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

               8.9. Financial Statements

          (a) Sellers shall provide AREH and its representatives with such access to and copies of the books and records of Sellers and their subsidiaries as may be required in order for AREH and its Affiliates and subsidiaries to prepare any financial statements, including historical or pro forma financial statements, for inclusion or incorporation by reference by AREH or its Affiliates and subsidiaries in filings by any of them with the SEC, including, without limitation, any registration, proxy or information statement or any periodic or current report under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC (each a “Report” and collectively “Reports”). Sellers shall use commercially reasonable efforts to provide to AREH unaudited consolidating balance sheets and income statements covering the periods covered by each consolidated financial statement required to be delivered by the Sellers pursuant to Section 8.9(d) below.

          (b) Sellers shall use their best efforts to cause their finance and accounting personnel, including, but not limited to, their Chief Financial Officer, to provide AREH, its subsidiaries and their respective representatives with such assistance as AREH shall reasonably request in order to permit AREH and its subsidiaries to prepare any Report and comply with any requirement pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder with respect to Sellers. Sellers shall continue to maintain their books and records, so as to enable the preparation and review or audit, as applicable, by an independent public accounting firm of financial statements meeting the requirements of Regulation S-X of the SEC and in accordance with GAAP.

          (c) Sellers shall use their best efforts to cause and permit the independent registered public accounting firm or firms that have audited, or will audit pursuant to paragraph (d), their consolidated financial statements as of December 31, 2003 and 2004 and for each of the years during the three year period ended December 31, 2004 (and if the financial statements for any subsidiaries included in such consolidated financial statements or which otherwise are required to be presented separately have been audited by any independent registered public accounting firm other than the firm auditing the consolidated financial statements of the Company, such firm or firms as well) to provide AREH, its Affiliates and subsidiaries and their respective representatives with such assistance as AREH shall reasonably request in order to permit AREH and its Affiliates and subsidiaries to prepare and file any Report, including, without limitation, by issuing or providing an original executed copy of any required audit report or consent to the inclusion of such report and the identification of such audit firm or firms as experts.

          (d) In furtherance of the covenants contained in paragraphs (a) — (c), Sellers shall prepare and deliver to Purchaser prior to the Closing, consolidated financial statements of the Company meeting the requirements of Regulation S-X of the SEC applicable to an Annual Report on Form 10-K as of December 31, 2003 and 2004 and for each of the three years during the three year period ended December 31, 2004. Such financial statements shall be prepared in accordance with GAAP consistently applied throughout the periods involved (except as maybe indicated in the notes thereto) and shall be audited by Ernst & Young LLP or another independent registered public accounting firm reasonably acceptable to AREH, and shall be accompanied by a signed currently dated report covering all three years by Ernst & Young LLP or such other independent registered accounting firm reasonably acceptable to AREH. Sellers also shall prepare and deliver to Purchaser prior to the Closing consolidated financial statements of the Company for each of its fiscal quarters (including the corresponding period for the preceding fiscal year) for which a Quarterly Report on Form 10-Q is required to have been filed during the fiscal year ending December 31, 2005 through and including the Closing Date, meeting the requirements of Regulation S-X of the SEC applicable to Quarterly Reports on Form 10-Q. Such quarterly financial statements shall be prepared in accordance with GAAP (except as permitted by Form 10-Q of the SEC).

               8.10. Schedules. Sellers may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No later than fifteen (15) days after the date of this agreement, Sellers will deliver legal descriptions for each of the Material Owned Real Properties.

               8.11. No Inconsistent Action. No Seller shall take any action that is inconsistent with the Sellers’ obligations under this Agreement.

               8.12. Accepted or Rejected Contracts.

          (a) For each Material Contract (other than Real Property Leases) listed on Schedule 5.9 and each Material Intellectual Property License listed on Schedule 5.8(b), the Sellers shall timely indicate to Purchaser whether or not, in connection with the Bankruptcy Cases, the Company or any of its Subsidiaries, as the case may be, desires to accept or reject or prior to the date hereof has accepted or rejected such Material Contract or Material Intellectual Property License. From and after the date hereof, the Purchaser, in its sole and absolute discretion, may direct the Sellers to cause each such Material Contract or Material Intellectual Property License not accepted or rejected prior to the date hereof, to be either accepted or rejected, and the Sellers shall accept or reject each such Material Contract or Material Intellectual Property License in accordance with the Purchaser’s direction effective as of the Closing (any Material Contracts and Material Intellectual Property Licenses so accepted hereby at the direction of Purchaser are referred to herein as the “Accepted Contracts” and “Accepted Intellectual Property Licenses,” as applicable). Purchaser shall provide Sellers with at least 14 days notice prior to a hearing to determine Cure Costs of the Accepted Contracts and Accepted Intellectual Property Licenses.

          (b) For each Real Property Lease listed on Schedule 5.7(b), the Sellers shall timely indicate to Purchaser whether or not, in connection with the Bankruptcy Cases, the

Company or any of it Subsidiaries, as the case may be, desires to accept or reject or prior to the date hereof has accepted or rejected, such Real Property Lease. From and after the date hereof, the Purchaser, in its sole and absolute discretion, may direct the Sellers to cause each such Real Property Lease not accepted or rejected prior to the date hereof, to be either accepted or rejected, and the Sellers shall accept or reject each such Real Property Lease in accordance with the Purchaser’s direction effective as of Closing (any Real Property Leases so accepted hereby at the direction of the Purchaser are referred to herein as the “Accepted Real Property Leases”).

          (c) Any motions filed with, and the proposed orders submitted to, the Bankruptcy Court seeking authorization to, or any proceedings undertaken to, accept or reject any one or more of the Material Contracts, Material Intellectual Property Licenses or Real Property Leases shall be satisfactory in form and substance to the Purchaser in its reasonable discretion. The Purchaser’s written consent shall be required prior to the Sellers (i) compromising or commencing litigation with respect to any Material Contract, Material Intellectual Property Licenses or Real Property Lease, or (ii) making material payments required to be made under the Bankruptcy Code in connection therewith.

               8.13. Specific Enforcement of Covenants. The Sellers acknowledge that irreparable damage may occur in the event that any of the covenants and agreements of the Sellers set forth in this Section 8.13 or in any other part of this Agreement were not timely performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser and Parent shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent or cure any breach of this Section 8.13 or any breach of such other covenants or agreements of the Sellers, and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which it may be entitled at law or in equity. In the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this sentence or is without jurisdiction with respect to any matter provided for in this sentence or is otherwise without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

               8.14. Form of Transaction. The Sellers, Parent and Purchaser hereby agree that the acquisition of the Purchased Assets pursuant to this Agreement is intended to be treated as a taxable transaction for U.S. federal income tax purposes. The Sellers, Parent and Purchaser hereby further agree to continue to review the relevant information of the Sellers and to discuss the acquisition structure. If the Parent and Purchaser desire to modify the structure of the acquisition of the Purchased Assets pursuant to this Agreement, the structure of such acquisition and this Agreement shall be accordingly modified subject to the consent of the Sellers, which consent shall not be unreasonably withheld or delayed.

               8.15. Permits. Following the date hereof, Sellers shall from time to time, at the request of Purchaser use their commercially reasonable efforts to assist Purchaser with preparing such applications or other documents necessary or desirable in connection with applications for or transfers of Permits to Purchaser. Until any necessary Permits are transferred or issued to Purchaser, and to the extent not prohibited by Law or the terms of such Permits except where such prohibitions are overridden by order of the Bankruptcy Court or by other applicable Law, Sellers hereby grant to Purchaser effective at the Closing, and Purchaser shall have, the right and license to use such Permits of Sellers as Purchaser shall determine. The provisions of this Section 8.15 shall survive the Closing.

               8.16. Indemnity Agreement. The Company shall cause its subsidiary, J.P. Stevens & Co., Inc. to execute and deliver to Purchaser and Parent at the Closing, the indemnity agreement in the form of Exhibit S and a notice to its insurance company that it is entering into the indemnity agreement.

ARTICLE IX.

EMPLOYEES AND EMPLOYEE BENEFITS

               9.1. Employment.

          (a) No Material Employment Changes. Without Purchaser’s prior written consent, no increase shall be made in the compensation, bonuses or commissions payable, or to become payable, by it to any Employees except as required by Employment Agreements existing as of the date hereof and except for such increases in annual salary as are made in the Ordinary Course of Business and are reflected in the budget for Sellers for calendar year 2005 delivered to Purchaser prior to the date hereof. Sellers shall make no arrangement for any new Employee Plan relating to Employees, and no material change shall be effected in management, personnel policies or employee benefits.

          (b) Employee Hirings. On or before the Closing Date, the Purchaser shall extend offers of employment to such Employees as it determines on such terms as it considers to be competitive in the marketplace.

          (c) Terms of Employment. Sellers hereby expressly acknowledge and agree that the Purchaser shall have the right to fix the level of compensation and benefits and other terms and conditions of employment to be provided to Continuing Employees, and that the Purchaser may modify the terms and conditions of employment of any Continuing Employee from time to time and may terminate the employment of any Continuing Employee at any time.

          (d) No Rights to Employment. Nothing expressed or implied in this Agreement is intended to confer upon any Employee or his or her legal representatives any rights or remedies, including, without limitation, any rights of employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

          (e) Benefits. As of the Closing Date, the Purchaser or an ERISA Affiliate thereof will offer continuation coverage for the duration of the coverage period required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B(f)(2)(B) of the Tax Code (and the regulations thereunder), under the health care plans covering the Continuing Employees after the Closing to the M&A Qualified

Beneficiaries (as defined below). An “M&A Qualified Beneficiary” is (i) any Employee who incurred a “qualifying event” (within the meaning of Section 4980B(f)(3) of the Tax Code and the regulations thereunder) prior to, or in connection with, the Closing if his or her last employment with the Sellers prior to incurring such qualifying event was associated with the Purchased Assets or (ii) any eligible dependent of an Employee described in clause (i) above. For purposes of clause (i) of the preceding sentence, an Employee’s last employment will be deemed to be associated with the Purchased Assets unless the Employee’s last employment was associated with Sellers’ Cluett or Virginia Craft operations. In addition, any Employee who is actively employed by the Sellers immediately prior to the Closing Date and who continues in employment with the Sellers after the Closing Date for the purpose of winding down the affairs of the Debtor shall be treated as having incurred a qualifying event on the closing date. Notwithstanding the foregoing, a person will not be considered an M&A Qualified Beneficiary if (i) such person’s COBRA continuation coverage expired or was terminated prior to the Closing or (ii) such person had not made a COBRA continuation coverage election and the period of time for making a COBRA continuation coverage election (as set forth in Section 4980B(f)(5) of the Tax Code and regulations thereunder) has expired. Schedule 9.1(e) states the name and address of each M&A Qualified Beneficiary, the date on which the qualifying event occurred, the date on which COBRA continuation coverage expires, the reason the M&A Qualified Beneficiary is entitled to COBRA continuation coverage, and the offices, facilities or plants at which the Employee worked.

          (f) Credit for Past Service. As of the Closing Date, the Purchaser or an ERISA Affiliate thereof will offer health plan coverage to Continuing Employees. The Purchaser shall either continue the health plan offered by the Sellers prior to the Closing Date or establish another health plan as the Purchaser determines in its sole discretion. Purchaser and its Affiliates shall be under no obligation to grant Continuing Employees credit in any of its employee benefit plans for any past service with the Sellers, for eligibility and vesting purposes or otherwise. It is understood and agreed that the Purchaser shall have the right, in its sole discretion, to amend, modify, or terminate such plans at any time. Nothing herein shall entitle any Continuing Employees to any coverage or benefits under any employee benefit plans of any Affiliate of Purchaser.

          (g) Cooperation. Purchaser shall cooperate with Sellers in providing reasonable access to Continuing Employees so that such Employees may assist on an incidental basis only in the winddown of the Sellers’ operation following the Closing Date, provided Sellers furnish reasonable advance notice to Purchaser of the reason and extent of such access. Sellers will cooperate with Purchaser as is reasonably requested by Purchaser in connection with extending any offers of employment to Employees. Sellers will exercise their commercially reasonable efforts to cause Persons who are to become Continuing Employees to provide Purchaser with such information as may be requested by Purchaser to enroll such Person in any benefit plan of Purchaser and to execute Purchaser’s form of confidentiality agreement and acknowledgement of Purchaser’s ethics policies.

ARTICLE X.

CONDITIONS TO CLOSING

               10.1. Conditions Precedent to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions (any or all of which may be waived by Parent or Purchaser in their sole discretion in whole or in part to the extent permitted by applicable Law, such waiver to be in writing signed by an executive officer of Parent or Purchaser referencing this section and the specific condition to be waived):

          (a) All representations and warranties of the Sellers in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Seller Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made (unless cured as provided in Section 4.4(e)) and as of the Closing Date as if made on the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Seller Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date.

          (b) All of the terms, covenants and conditions to be complied with and performed by the Sellers on or prior to the Closing Date (other than the covenants contained in Section 8.2 (a)(i), Sections 8.2(b)(iii) through (xi), Section 8.2(b)(xii) (to the extent it relates to commitments to do items covered in Sections 8.2(b)(iii) through (xi)) , Section 8,2(c), and Section 8.9(d), as to which Section 10.1(l) applies) shall have been complied with or performed in all material respects and all breaches of any such covenants in the aggregate do not result in a Seller Material Adverse Effect.

          (c) Purchaser shall have received a certificate or certificates, dated as of the Closing Date, executed on behalf of the Company, by an authorized executive officer thereof, in the form of the attached Exhibit O.

          (d) Any Governmental Authorities whose consent is required for consummation of the transactions contemplated hereby (other than the HSR Act as more particularly described in Section 10.3(c)) shall have issued all consents required for the transactions contemplated hereby, without any unreasonable condition or limitation.

          (e) There shall not be in effect any Law or Order of any Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

          (f) [Intentionally Omitted]

          (g) Purchaser, in its reasonable discretion, shall be satisfied with the terms and conditions of the Ancillary Documents (with Purchaser deemed to be satisfied with Ancillary Documents with respect to which forms have been attached hereto to the extent the Ancillary Documents delivered at Closing are in the form of such attachments).

          (h) The title company selected by Purchaser shall be committed to issue, at normal premium rates an ALTA Owner’s Title Insurance Policy for each of the Material Owned Real Properties and an ALTA Leasehold Title Insurance Policy for each of the Leased Real Properties for which the Real Property Lease or a memorandum thereof has been placed of record (or may be placed of record in accordance with the terms of the Real Property Lease), insuring Purchaser’s fee or leasehold interest, as applicable, in an amount equal to the fair market value of each of the Material Owned Real Properties and such amount as is customary for leasehold title policies with respect to the Leased Real Properties, subject only to the Permitted Exceptions, together with extended coverage over the so-called “general” exceptions, (to the extent available in the respective States where the Material Owned Real Properties and Leased Real Properties are located) and such endorsements as Purchaser may reasonably request.

          (i) The amount of Current Trade Payables to be assumed by Purchaser under Section 2.3(a)(viii) shall not exceed $47,500,000 in the aggregate;

          (j) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

          (k) As of the Closing Date, neither Sellers nor Purchaser and its Affiliates shall have received any notice from a Governmental Body, no Order shall have been issued stating and no Governmental Body shall have taken any position in any action before the Bankruptcy Court or any other Governmental Body, asserting, that Purchaser is required under Law or otherwise to purchase any Excluded Assets or to assume any Excluded Liabilities, which notice, Order or position has not been withdrawn with prejudice or dismissed with prejudice by a Final Order of the Bankruptcy Court and/or a court of competent jurisdiction;

          (l) Sellers shall have fully complied with and performed their obligations set forth in Sections 8.2(a)(i), Sections 8.2(b)(iii) through (xi), Section 8.2(b)(xii) (to the extent it relates to commitments to do items covered in Sections 8.2(b)(iii) through (xi)), Section 8.2(c) and Section 8.9(d) hereof;

          (m) The amount of all obligations (other than those in respect of letters of credit issued in respect of trade payables and workers compensation obligations) outstanding under the DIP Credit Agreement shall not exceed $120,000,000, and the amount of all obligations outstanding in respect of letters of credit issued in respect of trade payables and workers compensation obligations shall not exceed $35,000,000;

          (n) Assuming the accuracy of the representation set forth in Section 6.9 hereof, the Bankruptcy Court shall have determined, in the Sale Order and, if applicable, the Confirmation Order, that Aretex (i) as a First Lien Lender, shall have an allowed claim in the face amount of $193,503,839.26, plus interest, (reduced by any payments made after the date hereof) and be entitled to not less than 39.989% of any securities or other property or assets delivered and allocated among the First Lien Lenders; and (ii) as a Second Lien Lender, shall have an allowed claim in the face amount of $84,500,000, plus interest, and be entitled to not less than 51.212% of any securities or other property or assets delivered and allocated among the Second Lien Lenders; and

          (o) The Distributable Value shall have been determined by the Bankruptcy Court.

               10.2. Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, as of the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law, such waiver to be in writing signed by an executive officer of each of the Sellers referencing this section and the specific condition to be waived):

          (a) the representations and warranties of Parent and Purchaser set forth in this Agreement or in any exhibit, schedule or document required to be delivered in accordance with the terms of this Agreement shall be true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Purchaser Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case as of the date hereof (unless cured as provided in Section 4.4(f)) and as of the Closing Date as if made on the Closing Date, other than any such representations or warranties that expressly speak only as of an earlier date, which shall be true, complete and correct in all respects as of such date (with respect to representations and warranties qualified or limited by materiality or Purchaser Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), as of such earlier date;

          (b) All of the terms, covenants and conditions to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with or performed in all material respects and all breaches of any such covenants in the aggregate do not result in a Purchaser Material Adverse Effect;

          (c) Purchaser shall have delivered, or Parent shall have caused to be delivered, to Sellers all of the items set forth in Section 4.3;

          (d) Seller, in its reasonable discretion, shall be satisfied with the terms and conditions of the Ancillary Documents (with Seller deemed to be satisfied with Ancillary Documents with respect to which forms have been attached hereto to the extent the Ancillary Documents delivered at Closing are in the form of such attachments); and

          (e) Seller shall have received a certificate or certificates, dated as of the Closing Date, executed on behalf of the Purchaser, by an authorized executive officer thereof, in the form of the attached Exhibit P.

               10.3. Conditions Precedent to Obligations of Parent, Purchaser and Sellers. The respective obligations of Parent, Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions (any or all of which may be waived by Parent, Purchaser and Sellers in whole or in part to the extent permitted by applicable Law, such waiver to be in writing signed by an executive officer of Parent, Purchaser or the applicable Seller, referencing this section and the specific condition to be waived):

          (a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby as of the Closing Date;

          (b) the Bankruptcy Court shall have entered the Selection Order, the Sale Order and, if applicable, the Confirmation Order; and

          (c) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted as of the Closing Date.

               10.4. Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

               10.5. Force Majeure. If, prior to Closing, any damage or loss to any of the Sellers properties and assets, including, without limitation, the Owned Real Properties and the Leased Real Properties, occurs due to fire, flood, riot, theft, act of God or other casualty, or by reason of condemnation, and if individually or in the aggregate the Losses associated therewith that are not covered by any insurance or condemnation awards exceeds $25,000,000 (such Loss, a “Material Property Loss”), then Purchaser may terminate this Agreement with no cost or obligation on the part of Purchaser. “Loss” means the sum of the reasonably estimated total cost necessary to repair or replace the damage or loss to any such asset, plus the amount of Lost Profits associated with such Loss minus reasonably estimated insurance recoveries or condemnation awards that will be assigned to Purchaser, all as reasonably determined by Purchaser and as set forth by Purchaser in writing to Sellers describing such calculation of Loss. “Lost Profits” means the amount of profits lost or reasonably expected to be lost in connection with the operation of the Business as a result of any damage or loss to any of the properties or assets during the period from the date of such damage or Loss to the expected date of completion of any rebuilding or replacement of such damaged property or asset, all as reasonably determined by Purchaser and as set forth by Purchaser in writing to Sellers describing such calculation of Lost Profits. Sellers shall cooperate with Purchaser and provide such information as reasonably necessary for Purchaser to determine such Lost Profits.

ARTICLE XI.

TAXES

               11.1. Transfer Taxes. Purchaser shall be responsible for (and shall indemnify and hold harmless Sellers and their respective directors, officers, employees, Affiliates, agents, successors and permitted assigns (the “Indemnified Persons”) against any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). Sellers shall, however, seek to include (to the extent permitted under applicable Law) in the Sales Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any stamp or similar taxes under Section 1146(c) of the Bankruptcy Code. To the extent that any Transfer Taxes are required to be paid by Sellers (or such Transfer Taxes are assessed against Seller), Purchaser shall promptly reimburse Seller, as applicable, for such Transfer Taxes. Sellers and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes; provided, however, Sellers may initially pay any Transfer Taxes (for which Purchaser shall promptly reimburse Sellers) and, thereafter, in reliance on Section 1146(c) of the Bankruptcy Code (if applicable) apply for a refund (which refund shall be remitted to the Purchaser to the extent such Transfer Taxes were previously reimbursed by Purchaser). Sellers and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

               11.2. Purchase Price Allocation. As soon as reasonably practicable after the Closing Date, the Purchase Price for the Purchased Assets shall be determined and allocated in accordance with a statement provided by Purchaser to Sellers (the “Asset Acquisition Statement”). The Asset Acquisition Statement as prepared by Purchaser shall be final provided the entries in the Statement are reasonable. Sellers and Purchaser shall allocate the Purchase Price among Sellers and among the Purchased Assets of each Seller as specified in the Asset Acquisition Statement. In accordance with the Asset Acquisition Statement and Section 1060 of the Tax Code and the Treasury Regulations issued thereunder, Purchaser shall prepare and file Form 8594 and any exhibits thereto and any other forms or supplements required to be filed. All income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such Asset Acquisition Statement.

               11.3. Tax Reporting.

          (a) Purchaser shall prepare and file (or cause to be prepared and filed) on behalf of the Sellers all Tax Returns, whether related to income taxes or non-income taxes, required to be filed or that Purchaser otherwise deems appropriate, including the filing of amended Tax Returns, for all Tax periods through and including any Tax period that includes the Closing Date. Purchaser shall furnish a completed copy of any such Tax Return (including any supporting workpapers) to be filed by Purchaser to Sellers for Sellers’ review at least thirty (30) days prior to the due date for filing such returns. Sellers shall have the right to raise reasonable objections to such Tax Returns. In the event that the parties are unable to resolve in good faith any dispute prior to fifteen (15) days before the due date, the parties shall jointly request that an independent accountant mutually agreed upon by Sellers and Purchaser (the “Referee”) to resolve any dispute as promptly as possible; provided, however, that Purchaser’s position shall prevail provided such position is reasonable. If the Referee is unable to make a determination with respect to a disputed issue prior to the date which is five (5) days prior to the due date for the filing of the Tax Return in question, then Purchaser may file such Tax Return on the due date therefor without such determination having been made and without Sellers’ consent. Notwithstanding the filing of such Tax Return, the Referee shall make a determination with respect to the disputed issue in accordance with this Section 11.3. All fees and expenses of the Referee shall be paid by Purchaser.

          (b) Purchaser shall pay, and indemnify and hold harmless Sellers and the Indemnified Persons against, all Taxes of the Sellers included in the Assumed Liabilities. Sellers shall indemnify and hold harmless Purchaser against, all Taxes of Sellers that are included in Excluded Liabilities pursuant to Section 2.4(g).

               11.4. Cooperation and Audits. Purchaser, its affiliates and the Sellers shall cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes. Each of the Sellers shall deliver to the Purchaser any written notices, information, documents or records received from any Tax Authority for taxable periods prior to the Closing Date, within five (5) days of receipt of such notices, information, documents or records. Without limiting the generality of the foregoing, the Sellers shall execute on or prior to the Closing Date a power of attorney authorizing Purchaser to correspond, sign, collect, negotiate, settle and administer all Tax payments and Tax Returns.

ARTICLE XII.

MISCELLANEOUS

               12.1. No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

               12.2. Expenses. Except as otherwise provided in this Agreement, each of Sellers, Parent and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby; provided, that Purchaser shall pay all filing fees with respect to the HSR Act payable in connection with this Agreement.

               12.3. Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief, without the requirement to post any bond, with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement; provided, however, Sellers shall not be entitled to any injunctive relief or other equitable remedy for any reason until after the Closing has occurred. Subject to the limitations in the preceding proviso and in Section 12.4, the rights set forth in this Section 12.3 shall be in addition to any other rights which a party hereto may have at law or in equity or pursuant to this Agreement.

               12.4. Exclusive Remedy. The parties hereto agree that prior to the Closing, the right, if any, to receive the Deposit Amount pursuant to Section 3.2 shall be the sole and exclusive remedy that Sellers have against Purchaser for any claim or action or liability arising out of or related to this Agreement or the Ancillary Documents or any termination of this Agreement. Such payment of the Deposit Amount shall be liquidated damages and Sellers and Purchaser agree in advance that actual damages would be difficult to ascertain and that the amount of such liquidated damages is a fair and equitable amount to reimburse Sellers, as applicable, for damages sustained by them prior to Closing.

               12.5. Submission to Jurisdiction; Consent to Service of Process.

          (a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.9 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.9.

               12.6. Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

               12.7. Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

               12.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State without regard to the conflict of laws principles thereof.

               12.9. Notices. Except as specifically contemplated by or permitted in Section 8.1(c), all notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

WestPoint Stevens Inc.
507 W. 10th Street
West Point, GA 31833
Facsimile: (706) 645-4396
Attention: General Counsel
Email: humphries.clay@wpstv.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile: (212) 310-8007
Attention: Ted S. Waksman, Esq.
Michael F. Walsh, Esq.

If to Purchaser or Parent, to:

Textile Co., Inc.
WS Textile Co., Inc.
100 South Bedford Road
Mt. Kisco, New York 10549
Facsimile: (914) 242-9282
Attention: Felicia Buebel, Esq.

With a copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Facsimile: (212) 768-6800
Attention: Peter D. Wolfson, Esq.

               12.10. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

               12.11. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement (other than AREH pursuant to Section 8.9), including any Person who is party to, or benefits from the assumption of, any Assumed Liability. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers, Parent or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may, prior to Closing, designate any one or more of its Affiliates to purchase, and transfer to any Affiliate, its rights under this Agreement to purchase, any Purchased Asset. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any permitted assignment, the references in this Agreement to Sellers, Parent or Purchaser shall also apply to any such assignee unless the context otherwise requires. Nothing herein shall prevent Parent, Purchaser or their permitted assignees from assigning this Agreement or any rights or obligations hereunder or transferring any Purchased Assets to any Person after the Closing Date.

               12.12. Non-Recourse. Except for fraud, no past, present or future director, officer, employee, incorporator, member, partner or equityholder of Sellers, Parent or Purchaser or their Affiliates shall have any liability for the respective obligations or liabilities of such Person under this Agreement or any agreement entered into in connection herewith or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

               12.13. Publicity. Prior to the Closing, none of the Purchasers, Parent or Sellers shall issue, and after the Closing, none of Sellers shall issue, any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the party intending to issue such release, disclosure is otherwise required by applicable Law, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided the party intending to issue such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

               12.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

WS TEXTILE CO., INC.
By:	/s/ Jon F Weber
Name:
Title:

TEXTILE CO., INC.
By:	/s/ Jon F Weber
Name:
Title:

NEW TEXTILE ONE, INC.
By:	/s/ Jon F Weber
Name:
Title:

NEW TEXTILE TWO, INC.
By:	/s/ Jon F Weber
Name:
Title:

SELLERS: WESTPOINT STEVENS INC.
By:	/s/ M.L. Fontenot
	Name:	M.L. “Chip” Fontenot
	Title:	President and Chief Executive Officer

WESTPOINT STEVENS INC. I
By:	/s/ Lester D. Sears
	Name:	Lester D. Sears
	Title:	President

WESTPOINT STEVENS STORES INC.
By:	/s/ Lester D. Sears
	Name:	Lester D. Sears
	Title:	Vice President

J.P. STEVENS ENTERPRISES, INC.
By:	/s/ Lester D. Sears
	Name:	Lester D. Sears
	Title:	President

EXHIBIT A

Earnest Money Escrow Agreement

     Earnest Money Escrow Agreement (this “Escrow Agreement”), dated as of June 17, 2005, by and between WestPoint Stevens Inc., a Delaware corporation, (the “Company”), WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc. and J.P. Stevens Enterprises, Inc., subsidiaries of the Company (collectively with the Company, “Seller”) debtor-in-possession under title 11, of the United States Code, 11 U.S.C. in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and Textile Co., Inc., a Delaware corporation (“Purchaser”) and Citibank, N.A. as escrow agent (the “Escrow Agent”).

W I T N E S S E T H

     Whereas, pursuant to that certain order of the Bankruptcy Court dated April 22, 2005, approving bidding procedures (the “Bidding Procedures”) for the sale of all or substantially all of the Sellers assets (the “Bidding Procedures Order”), Purchaser has submitted a bid to acquire substantially all of the Sellers assets;

     WHEREAS, in connection with such bid, Purchaser has submitted to the Company a form of Asset Purchase Agreement (such form, as ultimately entered into by the parties thereto, the “Asset Purchase Agreement”);

     WHEREAS, pursuant to the Bidding Procedures, Purchaser is required to submit a deposit in connection with its bid in an amount equal to ten (10%) percent of the cash bid amount;

     Whereas, pursuant to the Bidding Procedures, Purchaser will deliver a deposit of $12,500,000, which may be increased by a subsequent deposit in accordance with the Bidding Procedures (such deposit and any subsequent deposit the “Escrow Deposit”, and together with all interest thereon collectively the “Escrow Funds”) into an escrow account;

     Whereas, the Sellers are authorized to enter into this Escrow Agreement pursuant to the Bidding Procedures Order; and

     Whereas, Purchaser and Seller desire to appoint the Escrow Agent to act as escrow agent hereunder in the manner hereinafter set forth and the Escrow Agent is willing to act in such capacity.

     Now therefore, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Seller and the Escrow Agent hereby agree as follows:

     1. Establishment of Escrow Account. The Escrow Agent shall establish and maintain on behalf of the parties hereto, an interest bearing account (the “Escrow

Account”) to which there shall be immediately credited and held all amounts received by the Escrow Agent from Purchaser in accordance with Section 2 hereof. The funds credited to the Escrow Account shall be applied and disbursed only as provided herein. The Escrow Agent shall segregate the funds credited to the Escrow Account from its other funds, or funds of any other parties. The Escrow Account and the Escrow Funds shall not be property of the Sellers’ bankruptcy estates.

     2. Deposits to the Escrow Account; Investment.

          (a) Purchaser shall deliver to the Escrow Agent for deposit in the Escrow Account $12,500,000 as required pursuant to the Bidding Procedures and the terms set forth herein and shall make a subsequent deposit hereunder as and when provided by the Bidding Procedures.

          (b) All amounts to be deposited with the Escrow Agent shall be transferred by wire transfer of immediately available funds to the following account of the Escrow Agent (or to such other account of the Escrow Agent as the Escrow Agent shall notify the Company and Purchaser in writing prior to the transfer of funds and which account the Company and Purchaser approve):

Citibank, N.A.
ABA No.: 021000089
Citibank as Escrow Agent for
Textile Co. and WestPoint Stevens
Account No.: 95001224
Attention: Amie Thomas

          (c) Purchaser is and shall be deemed the owner of all Escrow Funds in the Escrow Account and shall be responsible for the preparation of all tax returns associated therewith and shall pay all costs relating to such returns, and all taxes, fines and penalties and interest. The Escrow Account shall be assigned the federal tax identification number of Purchaser. Purchaser shall provide Escrow Agent, at any time upon request of Escrow Agent with a Form W-8 or W-9 to evidence Purchaser is not subject to any back-up withholding under the United States Internal Revenue Code. Purchaser shall report all income, if any, that is earned on, or derived from, the Escrow Funds as its income, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

     3. Distributions from Escrow Account.(a) The Escrow Funds on deposit in the Escrow Account shall be withdrawn and disbursed by the Escrow Agent only in accordance with this Section 3.

          (a) If Purchaser is the Successful Bidder (as defined in the Bidding Procedures), and the Asset Purchase Agreement is not executed and delivered by the parties thereto by seven (7) days after the Purchaser Selection Hearing, Purchaser and the Company shall give joint written instructions to the Escrow Agent, signed by Purchaser and the Company, to deliver the Escrow Funds to the Purchaser, and the Escrow Agent

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shall so disburse the Escrow Funds, within two (2) business days of receipt of such instructions.

          (b) If Purchaser is not the Successful Bidder but its bid constitutes the second highest or otherwise best bid, Escrow Funds on deposit in the Escrow Account (including any supplemental amounts deposited pursuant to the Bidding Procedures) shall be retained in escrow by the Escrow Agent until the earlier to occur of (i) the time Purchaser’s bid is officially rejected by Seller and (ii) seven (7) days after the Purchaser Selection Hearing (but in no event later than three weeks after the conclusion of the Auction). Purchaser and the Company shall give joint written instructions to the Escrow Agent, signed by Purchaser and the Company, to deliver the Escrow Funds to the Purchaser upon the occurrence of (i) or (ii) above, and the Escrow Agent shall so disburse the Escrow Funds, within two (2) business days of receipt of such instructions.

          (c) If Purchaser is not the Successful Bidder and its bid does not constitute the second highest or otherwise best bid, Escrow Funds on deposit in the Escrow Account shall be returned to Purchaser. Purchaser and the Company shall give joint written instructions to the Escrow Agent, signed by Purchaser and the Company, to deliver the Escrow Funds to Purchaser and the Escrow Agent shall so disburse the Escrow Funds, within two (2) business days of receipt of such instructions.

          (d) If, following the execution of the Asset Purchase Agreement by the parties thereto, the Escrow Agent receives joint written instructions signed by Purchaser and the Company to the effect that the Asset Purchase Agreement has been terminated by Seller pursuant to the terms of the Asset Purchase Agreement and pursuant to such terms, Seller is entitled to the Escrow Funds, the Escrow Agent shall disburse the Escrow Funds to Seller within two (2) Business Days of receipt of notice of such termination.

          (e) If, following the execution of the Asset Purchase Agreement by the parties thereto, the Escrow Agent receives joint written instructions signed by Purchaser and the Company to the effect that the Asset Purchase Agreement has been terminated pursuant to the terms of the Asset Purchase Agreement, and pursuant to such terms Purchaser is entitled to the Escrow Funds, the Escrow Agent shall return the Escrow Funds to Purchaser within two (2) Business Days of receipt of notice of such termination.

          (f) Either the Company or Purchaser (the “Notifying Party”) (without joint instructions from the other party) may notify the Escrow Agent and the other party hereto (the “Recipient”) in writing that it believes it is entitled to the Escrow Funds. Any such notice (the “Notice”) shall state the reason that the Notifying Party is entitled to the Escrow Funds. The Notice will be sent simultaneously to the Escrow Agent and the Recipient. Upon receipt of the Notice, the Escrow Agent shall promptly deliver a copy thereof to the Recipient. The Recipient shall have ten calendar days following the date the Notice is deemed duly given (pursuant to Section 8 hereof) to provide written notice to the Escrow Agent and the Notifying Party disputing the Notifying Party’s entitlement to the Escrow Funds. Upon receipt of written notice disputing the Notifying Party’s entitlement to the Escrow Funds, the Escrow Agent shall promptly deliver a copy thereof to the Notifying Party. If the Escrow Agent does not receive written notice disputing

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such entitlement to the Escrow Funds within ten calendar days following the date the Notice is deemed duly given (pursuant to Section 8 hereof), the Escrow Agent shall pay the Escrow Funds as directed by the Notifying Party. If the Escrow Agent receives written notice disputing such entitlement to the Escrow Funds within ten calendar days following the date the Notice is deemed duly given, the Escrow Agent shall not pay the Escrow Funds until the Escrow Agent receives either an order of the Bankruptcy Court, which order has become final and not subject to appeal and has been certified by the Clerk of the Bankruptcy Court or other appropriate official of the Bankruptcy Court, or joint written notice signed by Purchaser and the Company indicating that the dispute has been resolved, and directing the Escrow Agent to whom to pay the Escrow Funds and in what amounts (the occurrence of either event, a “Final Resolution”). The Escrow Agent shall pay the Escrow Funds within five (5) business days of its receipt of the written evidence of a Final Resolution required above in this Section 3(f) in accordance with the terms of such Final Resolution.

          (g) The Escrow Agent shall be entitled to rely, exclusively, on any representation jointly made by Purchaser and the Company in writing in relation to the release of Escrow Funds from the Escrow Account, including, but not limited to, any representation that Purchaser or the Seller is entitled to the Escrow Funds, and shall release the Escrow Funds from the Escrow Account from time to time as directed in any such joint written instruction from Purchaser and the Company or pursuant to a Final Resolution.

          (h) Upon the Escrow Agent receiving written notice, signed by Purchaser and the Company, of the closing of the transactions contemplated by the Asset Purchase Agreement, the Escrow Agent shall promptly disburse (i) the Escrow Deposit as required by the Asset Purchase Agreement and (ii) all interest thereon to Purchaser.

          (i) All disbursements of the Escrow Funds hereunder shall be made by Escrow Agent by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing to the Escrow Agent by Purchaser if it is to receive such disbursement, or by the Company if Seller or a party on behalf of Seller is to receive such disbursement. Subject to the terms hereof, the aforesaid wire transfers shall be executed by Escrow Agent pursuant to procedures set forth in and subject to the terms of the Funds Transfer Agreement that has been executed simultaneously with this Agreement.

          (j) Subject to the Bidding Procedures Order and Section 6(g) hereof, Sellers acknowledge that any notice given by Purchaser or Escrow Agent hereunder may be given without seeking any relief from the automatic stay and that the Escrow Funds and the Escrow Account do not constitute property of the Sellers’ bankruptcy estates.

     4. Termination of Escrow Account and Escrow Agreement. The Escrow Account shall be deemed dissolved and this Escrow Agreement shall terminate upon the written agreement of the parties hereto, upon disbursement of all of the Escrow Funds in the Escrow Account in accordance with the terms hereof, or upon a transfer of all of the Escrow Funds pursuant to an order of the Bankruptcy Court.

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     5. Escrow Agent.

          Each of Purchaser and the Company agrees to pay the Escrow Agent one-half (1/2) of the reasonable compensation for its services as Escrow Agent hereunder, as listed on Schedule A annexed hereto, promptly upon request therefore by Escrow Agent, and each of Purchaser and the Company agree to reimburse the Escrow Agent for one half (1/2) of all reasonable expenses of or reasonable disbursements incurred by the Escrow Agent in the performance of its duties hereunder, including the reasonable fees, expenses and disbursements of counsel to the Escrow Agent; provided, that if the Closing under the Asset Purchase Agreement occurs, all such compensation, fees, costs, disbursements and expenses to the Escrow Agent shall be paid by Purchaser.

     6. Rights, Duties and Immunities of Escrow Agent. Acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the following terms and conditions, which all parties to this Escrow Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:

          (a) The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Escrow Agreement and the Escrow Agent shall not be liable, except for the performance of such duties and obligations as are specifically set out in this Escrow Agreement. The Escrow Agent shall not be required to inquire as to the performance or observation of any obligation, term or condition under any agreement or arrangement by Purchaser and Seller. The Escrow Agent is not a party to, and is not bound by, any agreement or other document out of which this Escrow Agreement may arise. The Escrow Agent shall be under no liability to any party hereto by reason of any failure on the part of any other party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. The Escrow Agent shall not be bound by any waiver, modification, termination or rescission of this Escrow Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

          (b) The Escrow Agent shall not be responsible in any manner for the validity or sufficiency of this Escrow Agreement or of any property delivered hereunder, or for the value or collectibility of any note, check or other instrument, if any, so delivered, or for any representations made or obligations assumed by any party other than the Escrow Agent. Nothing herein contained shall be deemed to obligate the Escrow Agent to deliver any cash, instruments, documents or any other property referred to herein, unless the same shall have first been received by the Escrow Agent pursuant to this Escrow Agreement.

          (c) Purchaser and the Company will each reimburse and indemnify the Escrow Agent for, and hold it harmless against, one-half (1/2) of any loss, liability or expense, including but not limited to reasonable counsel fees, incurred without bad faith, willful misconduct or gross negligence on the part of the Escrow Agent arising out of or in conjunction with its acceptance of, or the performance of its duties and obligations

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under this Escrow Agreement, as well as the reasonable costs and expenses, including reasonable counsel fees, of defending against any claim or liability arising out of or relating to this Escrow Agreement; provided, that if the Closing under the Asset Purchase Agreement occurs, all such fees, costs, expenses and indemnities shall be borne by Purchaser.

          (d) The Escrow Agent shall be fully protected in acting on and relying upon any written notice direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent in good faith believes to have been signed and presented by the proper party or parties.

          (e) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, gross negligence or willful misconduct.

          (f) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Escrow Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the written advice or opinion of such counsel.

          (g) The parties hereto agree that should any dispute arise with respect to the payment, ownership or right of possession of the Escrow Funds, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, except for its bad faith, willful misconduct or gross negligence, all or any part of the Escrow Funds until such dispute shall have been settled either by written agreement signed by Purchaser and the Company or by the final non-appealable order, decree or judgment of the Bankruptcy Court and a notice executed by Purchaser and the Company or their authorized representatives shall have been delivered to the Escrow Agent setting forth the resolution of the dispute and the amount of the Escrow Funds to be paid pursuant thereto, which notice Purchaser and the Company hereby agree to so execute and deliver to the Escrow Agent in the event that such an order, decree or judgment is obtained from or issued by the Bankruptcy Court. The Escrow Agent shall make the payments of the amounts set forth in such notice within two (2) business days of its receipt of such notice in accordance with the terms thereof. The Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings. Purchaser and Seller acknowledge and agree that neither party will seek an order for the release of the Escrow Funds without giving adequate notice of such action to the other party so that the other party has sufficient opportunity to appear with respect thereto.

          (h) The agreements set forth in this Section 6 shall survive the resignation or removal of the Escrow Agent, the termination of this Escrow Agreement and the payment of all amounts hereunder.

     7. Resignation of Escrow Agent. The Escrow Agent shall have the right to resign upon not less than thirty (30) days written notice to the Company and Purchaser.

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In the event of such resignation, the Company and Purchaser shall mutually agree upon and appoint a successor escrow agent hereunder by delivering to the Escrow Agent a written notice signed by the Company and Purchaser of such appointment. Upon receipt of such written notice, the Escrow Agent shall deliver to the designated successor escrow agent all money held hereunder and shall thereupon be released and discharged from any and all further responsibilities whatsoever under this Escrow Agreement; provided, however, that the Escrow Agent shall not be deprived of its compensation earned prior to such time.

     If no successor escrow agent shall have been designated by the date specified in the Escrow Agent’s notice, all obligations of the Escrow Agent hereunder shall continue until all property held by it hereunder is delivered to a person designated by the written instructions of the Company and the Purchaser or in accordance with the direction of a final non-appealable order or judgment of the Bankruptcy Court.

     8. Notices. All claims, notices, consents, objections and other communications under this Escrow Agreement shall be in writing and shall, except as otherwise provided herein, be deemed to have been duly given when (i) delivered by hand, or (ii) when received by the addressee, if sent by Express Mail, Federal Express or other reputable overnight delivery service, in each case, with a copy thereof delivered by facsimile (with receipt confirmed) and email, and in each case, at the appropriate addresses and facsimile numbers as set forth below:

Escrow Agent:	Citibank, N.A. #735
785 Fifth Avenue
New York, NY 10022
Attention: Amie A. Thomas, V.P.
Telephone: (646) 840-3010
Facsimile: (212) 223-4584
E-mail: amie.a.thomas@citigroup.com

With a copy to:

Citibank, N.A.
666 Fifth Avenue, 3rd Floor
New York, NY 10103
Attention: Anthony V. Pantina, V.P.
Telephone: (212) 830-4956
Facsimile: (212) 830-4905
E-mail: anthony.v.pantina@citigroup.com

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purchaser:	Textile Co., Inc.
100 South Bedford Road
Mt. Kisco, New York 10549
Facsimile: (914) 242-9282
Attention: Felicia Buebel, Esq.
E-mail: fpb@areh.net

With a copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Facsimile: (212) 768-6800
Attention: Peter D. Wolfson, Esq.
E-mail: pwolfson@sonnenschein.com

Seller:	WestPoint Stevens Inc.
507 W. 10th Street
WestPoint, GA 31833
Facsimile: (706) 645-4300
Attention: General Counsel
E-mail: humphries.clay@wpstv.com

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Facsimile:	(212) 310-8007
Attention:	Ted S. Waksman, Esq.
Michael F. Walsh, Esq.
E-mail:	ted.waksman@weil.com
michael.walsh@weil.com

(or to such other addresses and facsimile numbers as a party may designate as to itself by notice to the other parties). Notwithstanding any of the foregoing, any computation of a time period which is to begin after receipt of a notice by the Escrow Agent shall run from the date of receipt by it.

     9. Successors. This Escrow Agreement shall be binding upon and inure to the benefit of the Purchaser, the Seller and the Escrow Agent and their respective successors and assigns, provided that this Escrow Agreement may not be assigned by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

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     10. Severability. If any portion or provision of this Escrow Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Escrow Agreement shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     11. Amendments. This Escrow Agreement may be amended or modified at any time or from time to time only in writing executed by the parties to this Escrow Agreement.

     12. Governing Law. This Escrow Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive laws of the State of New York, without regard to the conflict of laws principles thereof or of any other jurisdiction.

     13. JURISDICTION. THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO RESOLVE ANY AND ALL DISPUTES ARISING UNDER THIS ESCROW AGREEMENT AND EACH OF THE PARTIES HERETO HEREBY EXPRESSLY CONSENTS TO SUCH EXCLUSIVE JURISDICTION.

     14. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Escrow Agreement, or the waiver by any party of any breach of this Escrow Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

     15. Headings. The headings and captions in this Escrow Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

     16. Counterparts. This Escrow Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

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     In Witness Whereof, the undersigned have executed this Escrow Agreement as of the date first written above.

WESTPOINT STEVENS INC.
By:
Name:
Title:

WESTPOINT STEVENS INC. I
By:
Name:
Title:

WESTPOINT STEVENS STORES INC.
By:
Name:
Title:

J.P. STEVENS ENTERPRISES, INC.
By:
Name:
Title:

TEXTILE CO., INC
By:
Name:
Title:

CITIBANK, N.A., as Escrow Agent
By:
Name:
Title:

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SCHEDULE OF FEES

To act as an
Escrow Agent

Administration Fee	$5,000

Covers acceptance of appointment as Escrow Agent including complete study of drafts of Escrow Agreement and all supporting documents in connection therewith, conferences until the final Escrow Agreement is agreed upon and execution of final Agreement.

Wire Transfer of Funds

Fees to be charged in accordance with Citibank’s Standard Schedule of Fees and Charges.

NOTE:

Charges for any services not specifically covered in this schedule will be billed commensurate with the services rendered. This schedule reflects charges that are now in effect for our normal and regular services and are subject to modification where unusual conditions or requirements prevail, and does not include counsel fees or expenses and disbursements, which will be billed at cost. The fees of our counsel shall be due and payable whether or not the transaction closes.

[Remainder of Page Intentionally Left Blank]

EXHIBIT B

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (“Agreement”) is entered into as of the       day of                     , 2005, by and among WS Textile Co., Inc., a Delaware corporation (the “Company”), and the undersigned parties listed under Investor on the signature page hereto (each, an “Investor” and collectively, the “Investors”) that have executed and delivered this Agreement.

WITNESSETH:

     WHEREAS, the Investors currently hold all of the issued and outstanding securities of the Company; and

     WHEREAS, the Investors and the Company desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of shares of Common Stock (as defined below) held by them and/or issuable upon exercise of the Subscription Rights (as defined below) held by them, and the registration of the Subscription Rights held by them, as applicable.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          “Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

          “Aretex” means Aretex LLC.

          “Asset Purchase Agreement” means the Asset Purchase Agreement, dated June 23, 2005, among the Company, New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc., WestPoint Stevens, Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., and J.P. Stevens Enterprises Inc.

          “Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

          “Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

          “Company” is defined in the preamble to this Agreement.

          “Demand Registration” is defined in Section 2.2.1.

          “Demanding Holder” is defined in Section 2.2.1.

          “Distribution Date” means the date that all of the Common Stock and Subscription Rights are delivered in accordance with Section 3.3(c) of the Asset Purchase Agreement.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

          “Initial Holder” is defined in Section 2.1.1.

          “Initial Registration” is defined in Section 2.1.1.

          “Indemnified Party” is defined in Section 4.3.

          “Indemnifying Party” is defined in Section 4.3.

          “Investor” is defined in the preamble to this Agreement.

          “Investor Indemnified Party” is defined in Section 4.1.

          “Maximum Number of Shares” is defined in Section 2.2.4.

          “Non-Related Initial Holder” means any Initial Holder that is not a Related Initial Holder.

          “Notices” is defined in Section 5.3.

          “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          “Piggy-Back Registration” is defined in Section 2.3.1.

          “Register,” “registered” and “registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the

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requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

          “Registrable Securities” means all of the shares of Common Stock owned or held by the Investors, all of the Subscription Rights owned or held by the Investors and all of the shares of Common Stock issuable upon the exercise of all of the Subscription Rights owned or held by the Investors. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Common Stock and/or Subscription Rights, as applicable. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities are no longer owned or held by the Investor; (c) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (d) such securities shall have ceased to be outstanding, or (e) all of the Registrable Securities owned or held by the Investor are immediately salable under Rule 144.

          “Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock (other than a registration statement on Form S-4 or Form S-8, or its successor, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

          “Related Initial Holder” means Textile Holding, LLC and any of its Affiliates.

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

          “Subscription Rights” shall have the meaning set forth in the Asset Purchase Agreement.

          “Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

     2. REGISTRATION RIGHTS.

          2.1 Initial Registration.

               2.1.1. Registration. As soon as reasonably practicable after the Distribution Date, the Company shall prepare a Registration Statement for registration under the Securities Act of all or part of the Registrable Securities and all of the shares of Common Stock issuable upon exercise of all of the Subscription Rights that may be owned or held by persons other than the Investors (the “Initial Registration”). The Company will notify all holders of

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Registrable Securities of the Initial Registration, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Initial Registration (each such holder including shares of Registrable Securities in such registration, an “Initial Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Each Initial Holder shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company shall not be obligated to effect more than one (1) Initial Registration under this Section 2.1.1 in respect of Registrable Securities.

               2.1.2. Effective Registration. A registration will not count as an Initial Registration until the Registration Statement filed with the Commission with respect to such Initial Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to an Initial Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Initial Registration will be deemed not to have been declared effective, unless and until, such stop order or injunction is removed, rescinded or otherwise terminated.

               2.1.3. Underwritten Offering. If a majority-in-interest of the Non-Related Initial Holders so elect and such holders so advise the Company within fifteen (15) days after the receipt by the holder of the notice from the Company, the offering of such Registrable Securities pursuant to such Initial Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Initial Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the Non-Related Initial Holders initiating the Initial Registration, which Underwriter or Underwriters shall be satisfactory to the Company.

          2.2 Demand Registration.

               2.2.1. Request for Registration. At any time and from time to time on or after the Company is eligible to utilize a registration statement on Form S-3 for transactions involving secondary offerings under the Securities Act, the holders of a majority-in-interest of the Registrable Securities held by the Investors, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.2.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated

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to effect more than one (1) Demand Registration under this Section 2.2.1 in respect of Registrable Securities.

               2.2.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering.

               2.2.3. Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration, which Underwriter or Underwriters shall be satisfactory to the Company.

               2.2.4. Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of Registrable Securities which such Demanding Holder has requested be included in such registration, regardless of the number of Registrable Securities held by each Demanding Holder) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock for the account of other persons that the Company is obligated to register pursuant to

5

written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares; and (v) fourth, to the extent that the Maximum Number of Shares have not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Common Stock that other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

          2.3 Piggy-Back Registration.

               2.3.1. Piggy-Back Rights. If within two (2) years after the Distribution Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) filed in connection with the Company’s initial public offering (other than the Initial Registration) for equity to be issued by the Company, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and will request the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

               2.3.2. Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.3, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

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                    (i) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock, if any, including the Registrable Securities, as to which registration has been requested pursuant to written contractual piggy-back registration rights of security holders (pro rata in accordance with the number of shares of Common Stock which each such person has actually requested to be included in such registration, regardless of the number of shares of Common Stock with respect to which such persons have the right to request such inclusion) that can be sold without exceeding the Maximum Number of Shares; and

                    (ii) If the registration is a “demand” registration undertaken at the demand of persons other than the holders of Registrable Securities pursuant to written contractual arrangements with such persons, (A) first, the shares of Common Stock for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the Registrable Securities as to which registration has been requested under this Section 2.3 (pro rata in accordance with the number of Registrable Securities held by each such holder); and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights which such other shareholders desire to sell that can be sold without exceeding the Maximum Number of Shares.

               2.3.3. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company may also elect to withdraw a registration statement at any time prior to the effectiveness of the Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

     3. REGISTRATION PROCEDURES.

          3.1 Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall seek to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

               3.1.1. Filing Registration Statement. The Company shall in an expeditious manner prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered

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thereunder in accordance with the intended method(s) of distribution thereof, and shall seek to cause such Registration Statement to become and remain effective for the period required by Section 3.1.3; provided, however, that the Company shall only be obligated to file the Demand Registration on a Form S-3 in accordance with the provisions of Rule 415 of the Securities Act, and provided further, however, that the Company shall have the right to defer the Demand Registration for up to ninety (90) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time.

               3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

               3.1.3. Amendments and Supplements. As to the Initial Registration, the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act for a period of ninety (90) days from the date the Registration Statement is first declared effective by the Commission (the “90-Day Period”) or such shorter period that will terminate when all Registrable Securities covered by the Registration Statement (a) have been (i) sold pursuant thereto in accordance with the intended method(s) of distribution set forth in the Registration Statement, (ii) transferred pursuant to Rule 144 under the Securities Act or (iii) otherwise transferred in a manner that results in the delivery of new securities not subject to the transfer restrictions under the Securities Act or (b) become salable under Rule 144. Immediately after the 90-Day Period, the Company will file a post-effective amendment to the Initial Registration for the deregistration of any unsold Registrable Shares. As to the Demand Registration, the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act for a period of two (2) years from the date the Registration Statement is first declared effective by the Commission or such shorter period (a) that is determined by the holders of a majority-in-interest of the Registrable Securities held by the Investors or (b) that will terminate when all Registrable Securities covered by the Registration Statement have been (i) sold pursuant thereto in accordance with the intended method(s) of distribution set forth in the Registration Statement or (ii) transferred pursuant to Rule 144 under the Securities Act. As to a Piggy-Back Registration, the Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used

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in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act for a period that will be determined by the Company.

               3.1.4. Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders shall object.

               3.1.5. State Securities Laws Compliance. The Company shall seek to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (e) or subject itself to taxation in any such jurisdiction.

               3.1.6. Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such

9

Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

               3.1.7. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

          3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

          3.3 Registration Expenses. The Company shall bear all of its costs and expenses incurred in connection with the Initial Registration pursuant to Section 2.1, the Demand Registration pursuant to Section 2.2 and any Piggy-Back Registration pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); and (v) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company. The Company shall have no obligation to pay any costs and expenses of the holders of the Registrable Securities, including, without limitation, fees for counsel and other parties representing such holders and any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which fees and underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

          3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

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     4. INDEMNIFICATION AND CONTRIBUTION.

          4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor identified in the Registration Statement as a selling security holder of Registrable Securities and each person, if any, who controls such Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such Investor expressly for use therein.

          4.2 Indemnification by the Investors. Each Investor agrees, as a consequence of the inclusion of any of its Registrable Securities in a Registration Statement to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such Investor expressly for use therein, and shall reimburse the Company, its directors and officers, and each such controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such Investor.

          4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability

11

which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

          4.4 Contribution.

               4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other

12

expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     5. MISCELLANEOUS.

          5.1 Other Registration Rights. The Company represents and warrants that no person, other than a holder of the Registrable Securities, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person (a “Registration Right”). Notwithstanding anything to the contrary, the Company may grant anytime after the date hereof one or more Registration Rights.

          5.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may not be assigned or delegated by such holder of Registrable Securities in whole or in part without the consent of the Company which consent may be withheld in the Company’s sole discretion. Any such permitted assignee shall be deemed an Investor for purposes of the rights, duties and obligations set forth in this Agreement. In the event Aretex transfers any Registrable Securities to any of its Affiliates, such Affiliate shall be deemed to be an Investor for all purposes under this Agreement and any shares of Common Stock acquired by such Affiliate upon exercise of Subscription Rights shall be deemed to be Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4.

          5.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

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WS Textile Co., Inc.

Attention:

with a copy to:

Sonnenschein Nath & Rosenthal LLP
1221 Avenue of the Americas
New York, New York 10020
Attn:

To an Investor, to:

with a copy to:

Attention:

          5.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

          5.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          5.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto)

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constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

          5.7 Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party and the Company. No amendment, modification or termination of this Agreement shall be binding on all the parties unless executed in writing by the Company, the Related Initial Holders and a majority-in-interested of the Non-Related Initial Holders that beneficially own Registrable Securities at the time of such agreement.

          5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

          5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

          5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law upon the posting of a sufficient bond, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

          5.11 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

          5.12 Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

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     IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

WS Textile Co., Inc. a Delaware corporation
By:
Name:
Title:

INVESTORS:

[ ]
By:
Name:
Title:

[ ]
By:
Name:
Title:

[ ]
By:
Name:
Title:

16

Exhibit C

Terms and Conditions of Subscription Rights

Any term used in this Exhibit C that is not defined herein shall have the meaning ascribed to such term in the Asset Purchase Agreement, dated as of June 23, 2005, by and among Parent, Holdco One, Holdco Two, Purchaser, the Company and each of the Subsidiaries (the “Agreement”).

Pursuant to Section 3.3(c) of the Agreement, the Purchaser shall deliver to the recipients contemplated thereby (the “Recipients”) the Subscription Rights.

Each Subscription Right shall entitle the holder thereof (a “Holder”) to subscribe for one (1) share of Parent Common Stock at an exercise price of $8.772 per share (the “Exercise Price”). If a stock dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination, or similar transaction or event affects the number of shares of Parent Common Stock issuable upon exercise of the Subscription Rights, the Parent will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with the exercise of the Subscription Rights and the exercise price of the Subscription Rights. No fractional shares of Parent Common Stock will be issued upon the exercise of Subscription Rights. When any exercise of Subscription Rights would result in the issuance of a number of shares of Parent Common Stock that is not a whole number, the actual number of shares will be rounded down to the next lower whole number with no further payment or other distribution therefor.

The Subscription Rights shall become exercisable and transferable on the effective date of the registration statement for the Initial Registration of Registrable Shares as described in Exhibit B to the Agreement (the “Commencement Date”) and shall expire at 5:00 p.m. New York City time on the later of one hundred twenty (120) calendar days after the Closing and thirty (30) calendar days after (and not including) the Commencement Date (the “Expiration Date”). During such period, a Holder may exercise all or any portion of its Subscription Rights. At the Expiration Date, unexercised Subscription Rights shall terminate and be null and void and the Parent shall not be obligated to honor any such purported exercise received by the Parent or its designee after the Expiration Date, regardless of when the documents relating to such exercise were sent.

Prior to the Commencement Date, the Subscription Rights of any such Recipient shall not be exercisable or transferable. Any such exercise or attempted exercise or transfer or attempted transfer by a Recipient shall be null and void and the Parent shall not treat any purported transferee as the holder of any Subscription Rights. Notwithstanding the foregoing, the Subscription Rights that are delivered to Aretex shall be exercisable on or after the date of delivery and transferable on or after the date of delivery to its Affiliates and shall be likewise exercisable and transferable by such Affiliates.

In order to exercise Subscription Rights, each Holder must: (a) return a duly completed subscription form (the “Subscription Form”) to the Parent or its designee so that such form is actually received by the Parent or its designee on or before the Expiration Date; and (b) pay to the Parent or its designee on or before the Expiration Date the aggregate Exercise Price for all of the Parent Common Stock purchased pursuant to the Holder’s exercise of the Subscription Rights in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Parent or its designee along with the Subscription Form. If, on or prior to the Expiration Date, the Parent or its designee for any reason does not receive a duly completed Subscription Form and immediately available funds in an amount equal to the aggregate Exercise Price, the Subscription Rights shall be deemed to have been unexercised and to terminate and be null and void.

The Parent shall adopt such detailed procedures as is necessary to efficiently administer the exercise of the Subscription Rights and shall prepare documents that reflect the terms herein and such other terms as the Parent shall determine to be appropriate in the implementation hereof.

The Subscription Rights shall have no rights, powers or privileges other than as expressly set forth herein, and in particular the Subscription Rights shall have no voting rights, dividend rights, conversion rights, preemption rights, liquidation rights or other rights of a shareholder.

The Subscription Rights will be exercisable for an aggregate exercise price of $125 million. Upon the exercise of Subscription Rights (other than the Subscription Rights delivered to Aretex), the proceeds thereof shall be applied to the repayment of the Loan made to Parent as described in the Equity Commitment Agreement. Assuming all of the Subscription Rights are exercised, Parent will issue 14,250,000 shares of Parent Common Stock to the holders thereof.

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Parent whose determination shall be final and binding. The Parent may waive in its sole discretion any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Subscription Rights that the Parent has determined to have failed to comply with the applicable requirements.

Exhibit D

WS TEXTILE CO., INC.

SUBSCRIPTION AGREEMENT

     The undersigned (“Subscriber”) hereby tenders this subscription to WS Textile Co., Inc. (the “Company”) for the acquisition of the number of Parent Shares and/or Subscription Rights (the “Securities”) set forth below on the Subscriber Signature Page. Terms used herein and not otherwise defined herein shall have the meanings prescribed to them in the Asset Purchase Agreement by and among the Company, New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc. and J.P. Stevens Enterprises, Inc., dated as of June 23, 2005 (the “Asset Purchase Agreement”).

     1. The Subscriber acknowledges and understands that this Subscription Agreement (the “Agreement”) shall not be binding on the Company until the terms and conditions set forth in the Asset Purchase Agreement are satisfied and the Company executes a counterpart hereof.

     2. The Subscriber hereby represents, warrants, covenants and agrees as follows:

     (a) The Subscriber is an accredited investor, as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as established by the Subscriber’s responses to the Accredited Investor Certification attached to this Agreement as Annex A.

     (b) The Securities are being acquired by the Subscriber for the account of the Subscriber for investment purposes only, within the meaning of the Securities Act, with no intention of offering, selling or assigning any participation or interest therein directly or indirectly, and not with a view to the distribution thereof other than as permitted by the Registration Rights Agreement. No one other than the Subscriber has any right to acquire the Securities.

     (c) The Subscriber’s financial condition is such that the Subscriber has no need for any liquidity in its investment in the Company and is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment in the Company. The Subscriber (i) is a financial institution or other organization and its representatives are capable of evaluating the merits and risks of acquiring the Securities, or (ii) has knowledge and experience (or the Subscriber has utilized the services of a representative and together they have knowledge and experience) in financial and business matters to be capable of evaluating the merits and risks of holding the Securities and to make an informed decision relating thereto.

     (d) The Subscriber acknowledges and understands that:

     (i) An investment in the Company is speculative and involves significant risks.

     (ii) There are substantial restrictions on the transferability of the Securities, which restrictions are set forth in the Asset Purchase Agreement, including Exhibit C thereto. There is currently no public market for the Securities and none may develop. Accordingly, the Subscriber may not be able to liquidate his investment in the Company, which investment the Subscriber may have to hold until the Company is liquidated.

     (iii) Each Subscriber acknowledges that the Securities have not been registered under the Securities Act or under the securities or “blue sky” laws of any jurisdiction, by reason of specific exemptions thereunder relating to the limited availability of the offering. The Securities cannot be sold, transferred or otherwise disposed of to any person or entity unless registered under the Securities Act and any other applicable securities or “blue sky” laws, if such registration is required, or pursuant to an exemption therefrom applicable to such transaction.

     (e) If the Subscriber is a corporation, partnership, trust or other entity, (i) the Subscriber has full right and power to make the investment applied for pursuant to this Agreement, (ii) all necessary actions of the entity have been taken to authorize the purchase of the Shares hereunder, and (iii) the person executing this Agreement on behalf of the entity is duly authorized and empowered to bind the entity to all of the terms hereof.

     3. The Subscriber agrees to the imprinting, so long as is required under applicable law, of a legend on each of the certificates representing the Securities and on each of the certificates representing the shares of Common Stock that are issued upon exercise of the Subscription Rights in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, (II) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (III) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

     4. The Subscriber hereby agrees to provide such information and to execute and deliver such documents as may reasonably be necessary to comply with any and all laws, rules and regulations to which the Company is subject.

     5. The representations, warranties covenants and agreements of the Subscriber contained in this Agreement will survive the execution hereof and the distribution of the Securities to the Subscriber.

     6. Neither this Agreement nor any provision hereof shall be waived, modified, discharged, or terminated except by an instrument in writing signed by the party against whom any such waiver, modification, discharge, or termination is sought.

     7. References herein to a person or entity in either gender include the other gender or no gender, as appropriate.

     8. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same agreement.

     9. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York.

SUBSCRIBER SIGNATURE PAGE

Date:

Number of Parent Shares

Number of Subscription Rights

FOR INDIVIDUAL SUBSCRIBERS

Signature of subscriber	Address of subscriber

Name of Subscriber	Social Security Number
[please print]

FOR PARTNERSHIP, CORPORATION OR TRUST SUBSCRIBERS

Print exact name of Corporation, Partnership or Trust	Address of Subscriber

By:

	Authorized Signatory	Tax Identification Number

Print Name and Title

COMPANY SIGNATURE PAGE

The foregoing Subscription Agreement is hereby accepted as of ____________, 2005

WS TEXTILE CO., INC.

By:

Name:
Title

SCHEDULE A

ACCREDITED INVESTOR CERTIFICATION

Please indicate the basis on which you would be deemed
an “accredited investor” by initialing the appropriate line provided below:

     “Accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000;

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in §230.506(b)(2)(ii); and

(8) Any entity in which all of the equity owners are accredited investors.

     The undersigned Subscriber represents and agrees that this Accredited Investor Certification is complete and accurate and may be relied upon by the Company and agrees to notify the Company immediately of any change in the information provided herein.

     IN WITNESS WHEREOF, the undersigned or has executed this Accredited Investor Certification on this ___day of ___, 2005.

SUBSCRIBER

By:

Title:

EXHIBIT E

•	If the equity value of the Parent is $800 million ($26.67/share), then

°	the value of the 5,250,000 shares of Parent Common Stock owned by AREH will be $140 million (17.5% of $800 million, or (800,000,000/30,000,000) x 5,250,000),

°	the value of the 10,500,000 Parent Shares, all of which will be issued to the First Lien Lenders, will be $280 million (35% of $800 million, or (800,000,000/30,000,000) x 10,500,000), and 4,198,845 of such Parent Shares will be issued to Aretex; and

°	the value of the Subscription Rights will be $255 million (47.5% of $800 million less $125 million, or ((800,000,000/30,000,000) x 14,250,000) - 125,000,000), of which $200 million, or subscription rights to purchase 11,176,471 shares of Parent Common Stock, will be issued to the First Lien Lenders (and 4,469,359 of such Subscription Rights will be issued to Aretex) and of which $55 million, or subscription rights to purchase 3,073,529 shares of Parent Common Stock, will be issued to the Second Lien Lenders (and 1,574,016 of such Subscription Rights will be issued to Aretex).

     The above calculations assume that the debt owed to the First Lien Lenders is $480 million. The actual debt owed to the First Lien Lenders is approximately $483 million and appropriate adjustments will be necessary to the final calculations. The above calculations also would be adjusted as necessary to reflect the actual amount of debt held by the First Lien Lenders and the Second Lien Lenders.

EXHIBIT F

Bill of Sale

     Reference is made to that certain Asset Purchase Agreement, dated as of June 23, 2005, (the “APA”) by and among WestPoint Stevens Inc. (the “Company”) and WestPoint Stevens Inc. I, and WestPoint Stevens Stores Inc., (the Company and such entities collectively the “Assignors”), J.P. Stevens Enterprises Inc., WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., and Textile Co., Inc. Defined terms used but not otherwise defined in this Bill of Sale shall have the meaning ascribed to them in the APA

     In consideration of the items being provided to Assignors or their creditors under the APA, the Assignors hereby absolutely assign, transfer and convey to Textile Co., Inc. (“Assignee”) all of Assignors’ right, title and interest, free and clear of claims, interests, liens and encumbrances to the extent provided in the [USE EXACT FINAL TITLE Sale Order], dated June ___, 2005, in and to all of the Purchased Assets, other than Excluded Assets.

     Executed and Delivered this ___day of ___, 2005.

WESTPOINT STEVENS INC.

By:

Name:
Title:

WESTPOINT STEVENS INC. I

By:

Name:
Title:

WESTPOINT STEVENS STORES, INC.

By:

Name:
Title:

EXHIBIT G

Assumption and Assignment Agreement
(Assumed Liabilities)

     Reference is made to that certain Asset Purchase Agreement, dated as of June 23, 2005 (the “APA”) by and among WestPoint Stevens Inc. (the “Company”) and WestPoint Stevens Inc. I, and WestPoint Stevens Stores Inc. (the Company and such entities collectively the “Assignors”), J.P. Stevens Enterprises Inc., WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc. and Textile Co., Inc. Defined terms used but not otherwise defined herein shall have the meaning ascribed to them in the APA.

     In consideration of the items being provided to Assignors or their creditors under the APA and pursuant to that certain [USE EXACT FINAL TITLE OF SALE ORDER AND ANY SEPARATE ORDER FIXING CURE COST AMOUNTS], dated ___, 2005 (collectively, the “Order”), Assignors hereby absolutely assign, transfer and convey to Textile Co., Inc. (“Assignee”) and Assignee hereby assumes the Assumed Liabilities, subject to the provisions of the APA and the Order; provided, however, that (i) nothing is this Assumption and Assignment Agreement shall prohibit Assignee from asserting or pursuing any claims or offsets it may have against any Person related to any Assumed Liability or contesting any Assumed Liability, whether pursuant to any agreement or contract, under Law or in equity, and (ii) nothing herein shall be deemed to deprive Assignee of any defenses, setoffs or counterclaims which Assignors may have had or which Assignee shall have with respect to any Assumed Liabilities.

     Executed and Delivered this ___th day of ___, 2005.

WESTPOINT STEVENS INC.

By:

Name:
Title:

WESTPOINT STEVENS INC. I

By:

Name:
Title:

WESTPOINT STEVENS STORES, INC.

By:

Name:
Title:

TEXTILE CO., INC.

By:

Name:
Title:

EXHIBIT H

TRADEMARK ASSIGNMENT

     Reference is made to that certain Asset Purchase Agreement dated as of ___, 2005 (the “APA”) by and among Westpoint Stevens Inc., Westpoint Stevens Inc. I, Westpoint Stevens Stores Inc., J.P. Stevens Enterprises Inc., WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc. and Textile Co., Inc.

     WHEREAS,                                                             (“Assignor”), a                                                                                                     located at                                                                                                                                                                                     , is the owner of the trademarks (including any registrations and applications therefor) listed on Schedule A attached hereto (collectively, the “Marks”);

     WHEREAS,                                                             (“Assignee”), a                                                                                                     located at                                                                                                                                                                                     , is desirous of acquiring said Marks, and the registrations and applications therefor, and the goodwill associated therewith; and

     WHEREAS, Assignee is desirous of acquiring the Marks, and the registrations and applications therefor, and the goodwill associated therewith.

     NOW, THEREFORE, in consideration of the payment of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign to Assignee all right, title and interest, pursuant and subject to the provisions of the APA, in, to and under said Marks and the registrations and applications therefor, together with the goodwill of the business connected with the use of and symbolized by the Marks; and together with all causes of action for the infringement of such Marks.

ASSIGNOR

By:

Name:

Title:

ACKNOWLEDGEMENT

STATE OF )
)SS
COUNTY OF )

     Be it remembered on this ___day of                     , 2005, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared                                                             , to me known, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that he was at the time of the execution thereof                                                                                  of                                                             , the ASSIGNOR in the foregoing instrument; and that he/she signed, sealed and delivered the instrument as the voluntary act and deed of said corporation, by virtue of his/her authority.

Notary Public

SCHEDULE A

MARK	REGISTRATION/SERIAL NO.

EXHIBIT I

PATENT ASSIGNMENT

     Reference is made to that certain Asset Purchase Agreement dated as of June 23, 2005 (the “APA”) by and among Westpoint Stevens Inc., Westpoint Stevens Inc. I, Westpoint Stevens Stores Inc., J.P. Stevens Enterprises Inc., WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc. and Textile Co., Inc.

     WHEREAS,                                          (“Assignor”), a                                                                  located at                                                                                           , is the owner of the patents listed on Schedule A attached hereto (collectively, the “Patents”);

     WHEREAS,                                             Assignee”), a                                                                   located at                                                                                           , is desirous of acquiring the entire interest in, to and under said Patents and the United States Letters Patents to be obtained therefor:

     NOW, THEREFORE, TO ALL WHOM IT MAY CONCERN:

     Be it known that in consideration of the payment by Assignor to Assignee of the sum of Ten Dollars ($10.00), the receipt of which is hereby acknowledged, and for other good and valuable consideration, Assignor hereby sells, assigns and transfers to Assignee the full and exclusive right, title and interest, pursuant and subject to the provisions of the APA, to the Patents and all Letters Patent of the United States to be obtained therefor on said applications and registrations and/or any continuations, divisions, renewals, substitutes or reissues thereof for the full term or terms for which the same may be granted.

     Assignor also assigns all of its right, title and interest, pursuant and subject to the provisions of the APA, in and to the Patents in all foreign countries, and all applications for Letters Patent which may evolve therefrom, including the right to claim International Convention priority.

     Assignor hereby covenants that no assignment, sale, agreement or encumbrance has been or will be made or entered into which would conflict with this assignment and sale.

     Assignor further covenants that Assignee will, upon its request, be provided promptly with all pertinent facts and documents relating to the Patents, and the Letters Patent as may be known and accessible to Assignor and Assignor will testify as to the same in any interference or litigation related thereto and will promptly execute and deliver to Assignee or its legal representative any and all papers, instruments or affidavits required to apply for, obtain, maintain and enforce the Patents and the Letters Patent which may be necessary or desirable to carry out the purposes hereof.

ASSIGNOR

By:

Name:

Title:

ACKNOWLEDGEMENT

STATE OF	)
)SS
COUNTY OF	)

     Be it remembered on this ___day of                     , 2005, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared                                                             , to me known, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that he was at the time of the execution thereof                                                              of                                                             , the ASSIGNOR in the foregoing instrument; and that he/she signed, sealed and delivered the instrument as the voluntary act and deed of said corporation, by virtue of his/her authority.

Notary Public

SCHEDULE A

TITLE	PATENT/APPLICATION NO.

EXHIBIT J

COPYRIGHT ASSIGNMENT

     Reference is made to that certain Asset Purchase Agreement dated as of                     , 2005 (the “APA”) by and among WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., J.P.. Stevens Enterprises., WS Textile Co., Inc., New Textile One, Inc. New Textile Two, Inc. and Textile Co. Inc. In consideration of the payment of Ten Dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned                                                             , a                                                              located at                                                                                  (“Assignor”), hereby sells, grants, assigns and sets over unto                                                             , a                                          located at                                                              (“Assignee”), and its representatives, successors and assigns forever, all right, title and interest in and to all copyrights (including moral rights and rights in all Internet web sites), and mask work rights owned by Assignor and all registrations thereof and applications therefor, including the United States copyright registrations set forth on Schedule A (collectively, the “Copyrights”) and all renewals and extensions of such Copyrights, and any translations, versions and other adaptations or revisions of the Work, in accordance with the terms of the APA.

     IN WITNESS WHEREOF, the undersigned has executed this Assignment on the ___day of                                         , 2005.

ASSIGNOR

By:

Name:

Title:

ACKNOWLEDGEMENT

STATE OF	)
)SS
COUNTY OF	)

     Be it remembered on this ___day of                     , 2005, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared                                                             , to me known, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that he was at the time of the execution thereof                                                             , of                                         , the ASSIGNOR in the foregoing instrument; and that he/she signed, sealed and delivered the instrument as the voluntary act and deed of said corporation, by virtue of his/her authority.

Notary Public

SCHEDULE A

EXHIBIT K

DOMAIN NAME ASSIGNMENT

     This domain names assignment (the “Assignment”) is made and entered into as of this ___ day of                     , 2005 (“Effective Date”) by and between                                         , a                                          located at                                                              (the “Assignor”) and                                         , an                                          located at                                                                                  (the “Assignee”).

     Reference is made to that certain Asset Purchase Agreement dated as of June 23, 2005 (the “APA”) by and among Westpoint Stevens Inc., Westpoint Stevens Inc. I, Westpoint Stevens Stores Inc., J.P. Stevens Enterprises Inc., WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc. and Textile Co., Inc.

     WHEREAS, Assignor is the registered owner of the domain names listed on Schedule A (collectively, the “Domain Names”); and

     WHEREAS, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, all rights in the Domain Names, and all goodwill associated therewith.

     NOW, THEREFORE, in consideration of the payment of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby irrevocably assigns and transfers to Assignee all right, title, and interest, pursuant and subject to the provisions of the APA, in and to the Domain Names, as of the Effective Date.

2. Further Assurances. Assignor agrees to take all steps and execute all documents necessary to effectuate the transfer of the Domain Names to Assignee, including but not limited to any documents required by the registrars of the Domain Names.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the state of New York.

     IN WITNESS WHEREOF, Assignor and Assignee have caused this Domain Names Assignment to be executed by their duly authorized representatives.

ASSIGNOR

By:

Name:

Title:

ACKNOWLEDGEMENT

STATE OF	)
)SS
COUNTY OF	)

     Be it remembered on this ___day of                     , 2005, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said county and state, personally appeared                                                             , to me known, who being by me duly sworn according to law, on his/her oath does depose and make proof of my satisfaction that he was at the time of the execution thereof                                                              of                                         , the ASSIGNOR in the foregoing instrument; and that he/she signed, sealed and delivered the instrument as the voluntary act and deed of said corporation, by virtue of his/her authority.

Notary Public

ASSIGNOR

By:

Name:

Title:

EXHIBIT L

This instrument was prepared by and after recording return to:	[subject to modification to conform to individual state requirements]

The above space reserved for Recorder’s use only.

SPECIAL WARRANTY DEED

     THIS SPECIAL WARRANTY DEED is made as of the ___day of                     , 2005 by and between WESTPOINT STEVENS INC., a Delaware corporation, party of the first part, and                                                             , a                                         , party of the second part. WITNESSETH, that the party of the first part, for and in consideration of the sum of Ten and No/100 Dollars in hand paid by the party of the second part, the receipt whereof is hereby acknowledged, by these presents does GRANT, BARGAIN, SELL, REMISE, RELEASE AND CONVEY unto the party of the second part, and to its successors and assigns, FOREVER, the following described real estate, situated in the County of                      and State of                      known and described as follows, to wit:

     See Exhibit “A” attached hereto and made a part hereof.

     Together with all of the party of the first part’s right, title and interest in the improvements, hereditaments, easements and appurtenances thereunto belonging, or in anyway appertaining, and the reversion and reversions, remainder and remainders, rents, issues and profits thereof, and all the estate, right, title, interest, claim or demand whatsoever, either in law or equity, of, in and to the above described premises, with the improvements, hereditaments, easements and appurtenances (collectively, the “Property”): TO HAVE AND TO HOLD the Property, unto the party of the second part, its successors and assigns forever.

     And the party of the first part, for itself, and its successors, does covenant, promise and agree, to and with the party of the second part, its successors and assigns, that it has not done or suffered to be done, anything whereby the said premises hereby granted are, or may be, in any manner encumbered or charged, except as provided on Exhibit “B”, and WILL WARRANT AND DEFEND against all persons lawfully claiming or to claim the same, by through or under it, subject to the matters described on Exhibit “B”, and not otherwise.

     IN WITNESS WHEREOF, said party of the first part has executed this Special Warranty Deed as of the date first above written.

ATTEST:	WESTPOINT STEVENS INC.,
a Delaware corporation

By:	By:

Name:	Name:

Its:	Its:

Send subsequent tax bills to:

STATE OF	)
)SS.
COUNTY OF	)

     I, the undersigned, a Notary Public in and for the County and State aforesaid, DO HEREBY CERTIFY, that                                         , the                                          and                                         , the                                          of WESTPOINT STEVENS INC., a Delaware corporation, personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such officers, appeared before me this day in person and acknowledged that they signed and delivered the said instrument as their free and voluntary act and as the free and voluntary act of said corporation for the uses and purposes therein set forth.

     Given under my hand and Notary Seal, this ___day of                     , 2005.

Notary Public

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT B
PERMITTED EXCEPTIONS

EXHIBIT M

This instrument was prepared by and after recording return to:	[subject to modification to conform to individual state requirements]

The above space reserved for Recorder’s use only.

QUIT CLAIM DEED

     THE GRANTOR, WESTPOINT STEVENS INC., a Delaware corporation, for and in consideration of Ten and 00/100 Dollars ($10.00), and other good and valuable consideration in hand paid, CONVEYS and QUIT CLAIMS to ___, a ___, the following described real estate situated in the County of ___in the State of ___, as more fully described on Exhibit A attached hereto and made a part hereof, together with all buildings and improvements located thereon and all rights, privileges and appurtenances thereunto belonging.

PIN:

Common Address:

DATED this _______ day of _________, 2005.

ATTEST:	WESTPOINT STEVENS INC.,
a Delaware corporation

By:	By:

Name:	Name:

Its:	Its:

STATE OF ______	)
	)	ss.
COUNTY OF ______	)

     I, the undersigned, a Notary Public in and for the County, in the State aforesaid, DO HEREBY CERTIFY, that ______, the ______and ______, the ___of WESTPOINT STEVENS INC., a Delaware corporation, personally known to me to be the same persons whose names are subscribed to the foregoing instrument as such officers, appeared before me this day in person and acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary act of said corporation for the uses and purposes therein set forth.

     Given under my hand and official seal, this ___day of ___, 2005.

Notary Public
My Commission Expires:

Send subsequent tax bills to:

EXHIBIT A
LEGAL DESCRIPTION

EXHIBIT N

Assumption and Assignment Agreement
(Contracts and Real Property Leases)

     Reference is made to that certain Asset Purchase Agreement, dated as of June 23, 2005 (the “APA”) by and among WestPoint Stevens Inc. (the “Company”) WestPoint Stevens Inc. I, and WestPoint Stevens Stores Inc., (the Company and such entities collectively the “Assignors”) J.P. Stevens Enterprises Inc., WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc. and Textile Co., Inc. Defined terms used but not otherwise defined herein shall have the meaning ascribed to them in the APA.

     In consideration of the items being provided to Assignors or their creditors under the APA and pursuant to that certain [USE EXACT FINAL TITLE OF SALE ORDER AND ANY SEPARATE ORDER FIXING CURE COST AMOUNTS], dated ___, 2005 (collectively, the “Order”), Assignors hereby absolutely assign, transfer and convey to Textile Co., Inc. (“Assignee”) all of Assignors’ right, title and interest (i) under or relating to the Contracts included in the Purchased Assets to the extent assignable under the terms of the respective Contract, pursuant to applicable Law or order of the Bankruptcy Court or as a result of any consents obtained from other parties to such Contract pursuant to Section 8.3 of the APA, and (ii) under the Real Property Leases included in the Purchased Assets together with all right, title and interest of Assignors, if any, in and to all improvements, fixtures and other appurtenances thereto and rights in respect thereof, in the case of each of clause (i) and (ii), as set forth on Exhibit A hereto, free and clear of claims, interests, Liens and encumbrances to the extent provided in the Order. Assignee assumes the Assumed Obligations accruing from and after the date hereof under the Contracts or Real Property Leases set forth on Exhibit A hereto, pursuant to and subject to the provisions of the APA and the Order, provided, however, that (i) Assignee is only agreeing to pay cure costs for the Contracts and Real Property Leases included in the Purchased Assets to the extent determined by an Order in the Bankruptcy Case; (ii) nothing in this Assumption and Assignment Agreement shall prohibit Assignee from asserting or pursuing any claims or offsets it may have against any Person relating to any such Contract or Real Property Lease or contesting any liability thereunder, whether pursuant to any agreement or contract, under Law or in equity, and (iii) nothing herein shall be deemed to deprive Assignee of any defenses, setoffs or court claims which Assignors may have had or which Assignee shall have with respect to any such Contract or Real Property Lease.

     Executed and Delivered this ___th day of ___, 2005.

WESTPOINT STEVENS INC.

By:

Name: Title:

WESTPOINT STEVENS INC. I

By:

Name: Title:

WESTPOINT STEVENS STORES, INC.

By:

Name: Title:

TEXTILE CO., INC.

By:

Name:
Title:

EXHIBIT O

Officer’s Certificate of the Company Pursuant to Section 10.1(c)

     Reference is made to that certain Asset Purchase Agreement, dated June 23, 2005 (the “APA) by and among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc, WestPoint Stevens Inc. (the “Company”), WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., and J.P. Stevens Enterprises Inc. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the APA.

     I hereby certify that:

     1. I am the ___of the Company.

     2. All representations and warranties of the Sellers in the APA or in any exhibit, schedule or document delivered by any one of them pursuant to the APA are true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Seller Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made (unless cured as provided in Section 4.4(e) of the APA) and on and as of the date hereof as if made on the date hereof, other than any such representations or warranties that expressly speak only as of an earlier date, which are true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Seller Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) as of such earlier date.

     3. All of the terms, covenants and conditions to be complied with and performed by the Sellers on or prior to the Closing Date (other than the covenants contained in Section 8.2 (a)(i), Sections 8.2(b)(iii) through (xi), Section 8.2(b)(xii) (to the extent it relates to commitments to do items covered in Sections 8.2(b)(iii) through (xi)) , Section 8,2(c), and Section 8.9(d), as to which Section 10.1(l) applies) have been complied with or performed in all material respects and all breaches of any such covenants in the aggregate do not result in a Seller Material Adverse Effect.

     4. Sellers have fully complied with and performed their obligations set forth in Sections 8.2(a)(i), Sections 8.2(b)(iii) through (xi), Section 8.2(b)(xii) (to the extent it relates to commitments to do items covered in Sections 8.2(b)(iii) through (xi)), Section 8.2(c) and Section 8.9(d) hereof.

     5. To my knowledge, none of the Sellers is subject to any Order or Law of any Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

     6. No Material Property Loss has occurred.

WestPoint Stevens Inc.

Dated: , 2005	By:

Name:

Title:

Incumbency Certificate

     The undersigned, as [assistant] secretary of the Company, does hereby certify that ___, who signed and delivered the Officer’s Certificate Pursuant to Section 10.1(c) of the APA, currently holds the title set forth in that certificate and that the signature of such person is genuine.

Dated: , 2005

Name:

Title:

EXHIBIT P

Officer’s Certificate of the Purchaser Pursuant to Section 10.2(e)

     Reference is made to that certain Asset Purchase Agreement, dated June 23, 2005 (the “APA) by and among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc, WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., and J.P. Stevens Enterprises Inc. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the APA.

     I hereby certify that:

     7. I am the ___of the Purchaser.

     8. All representations and warranties of Parent and Purchaser in the APA or in any exhibit, schedule or document delivered by any of them pursuant to the APA are true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Purchaser Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited), in each case when made (unless cured as provided in Section 4.4(f) of the APA) and on and as of the date hereof as if made on the date hereof, other than representations or warranties that expressly speak only as of an earlier date, which are true, complete and correct in all respects (with respect to representations and warranties qualified or limited by materiality or Purchaser Material Adverse Effect) or in all material respects (with respect to representations and warranties not so qualified or limited) as of such earlier date.

     9. All of the terms, covenants and conditions to be complied with and performed by the Purchaser and Parent on or prior to the Closing Date have been complied with and performed in all material respects and all breaches of any such covenants in the aggregate do not result in a Purchaser Material Adverse Effect.

     10. To my knowledge, neither Purchaser nor Parent is subject to any Order or Law of any Governmental Body of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transaction contemplated by this Agreement.

Textile Co., Inc.

Dated: , 2005	By:

Name:

Title:

Incumbency Certificate

     The undersigned, as [assistant] secretary of the Purchaser, does hereby certify that ___, who signed and delivered the Officer’s Certificate Pursuant to Section 10.2(e) of the APA, currently holds the title set forth in that certificate and that the signature of such person is genuine.

Dated: , 2005

Name:

Title:

June 23, 2005

WS Textile Co., Inc.
767 Fifth Avenue
New York, New York 10153
Attention:

Ladies and Gentlemen:

     We refer to the Asset Purchase Agreement dated June 23, 2005 (the “APA”) among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc., Textile Co., Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc., and            J.P. Stevens Enterprises Inc . All capitalized terms used and not otherwise defined herein shall have the meanings as defined in the APA.

     1. Textile Holding, LLC, a wholly owned subsidiary of American Real Estate Holding Limited Partnership (AREH”) hereby advises you of its commitment to purchase 5,250,000 shares of Parent Common Stock for a purchase price of One Hundred Eighty-Seven Million ($187,000,000) Dollars (to which the Deposit shall be applied). The commitment to purchase the Parent Common Stock is subject to, and shall occur simultaneously with, the Closing under the Agreement.

     2. Aretex hereby advises you of its commitment to exercise (or to cause its Affiliates to acquire and exercise) all Subscription Rights delivered to it at the Closing promptly after receipt thereof.

     3. Textile Holding LLC further advises you of its commitment to make available to Parent on the Closing Date a revolving facility in an amount equal to the difference between One Hundred Twenty Five Million ($125,000,000) Dollars and the aggregate Exercise Price payable pursuant to paragraph 2. above (the “Loan”). The Loan shall bear no interest, have no coverage requirements and shall be secured by the proceeds of the Exercise Price payable by holders of Subscription Rights, other than pursuant to paragraph 2 above. The proceeds of the Exercise Price received from time to time by Parent upon the exercise of Subscription Rights, other than pursuant to paragraph 2 above, shall be applied to mandatory repayments of the Loan and the commitment thereunder shall be reduced by such amount. Any balance of the Loan outstanding on the first anniversary of the Closing Date shall be paid in full. The commitment to make the Loan is subject to, and shall occur simultaneously with, the Closing under the Agreement.

     4. AREH hereby advises you of it commitment to make a capital contribution or loan to Textile Holding, LLC, Aretex and its Affiliates necessary to provide the funds to satisfy the commitments set forth in paragraphs 1., 2. and 3. above.

     Textile Holding, LLC, Aretex and AREH acknowledge that the Company is an express third party beneficiary of the commitments set forth in paragraphs 1, 2, 3 and 4 hereof, with rights to enforce the provisions of paragraphs 1, 2, 3 and 4 of this commitment letter as if it were a party hereto.

     This commitment letter may not be amended or waived except by an instrument signed by all of the parties hereto. This commitment letter shall be governed by and construed in accordance with the laws of the State of New York without regard to it’s conflicts of laws provisions.

[remainder of page intentionally blank]

     If the foregoing accurately reflects our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

Textile Holding LLC

By:	American Real Estate Holding Limited
Partnership, its member

By:	American Property Investors, Inc.,
general partner

By:

American Real Estate Holding
Limited Partnership

By:	American Property Investors, Inc.,
general partner

By:

Aretex LLC

By:

Accepted and Agreed to as of the date first written above by:

WS Textile Co., Inc.

By:

[Rights Offering Sponsor Agreement]

June 23, 2005

WS Textile Co., Inc
767 Fifth Avenue
New York, New York 10153
Attention:

Ladies and Gentlemen:

     We refer to the Asset Purchase Agreement dated June 23, 2005 (the “Agreement”) among WS Textile Co., Inc., New Textile One, Inc., New Textile Two, Inc, Textile Co., Inc., WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc. and J.P. Stevens Enterprises, Inc. All capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Agreement.

     American Real Estate Holding Limited Partnership (“AREH”) hereby advises you of its commitment to purchase through a direct or indirect subsidiary, at the Exercise Price (as defined in Exhibit C to the APA) a number of shares of Parent Common Stock equal to that number of shares of Parent Common Stock with respect to which Subscription Rights have not been exercised by the Expiration Date (as defined in Exhibit C to the APA). The commitment to purchase the Parent Common Stock is subject to the Closing under the Agreement.

     AREH acknowledges that the Company is an express third party beneficiary of this commitment with rights to enforce the provisions of this commitment letter as if it were a party hereto.

     This commitment letter may not be amended or waived except by an instrument signed by all of the parties hereto. This commitment letter shall be governed by and construed in accordance with the laws of the State of New York without regard to it’s conflicts of laws provisions.

     If the foregoing accurately reflects our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

American Real Estate Holding
Limited Partnership

By:	American Property Investors, Inc.,
general partner

By:

Accepted and Agreed to as
of the date first written above by:

WS Textile Co., Inc.

By:

EXHIBIT S

INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is made and entered into to be effective as of June ___, 2005, by J.P. Stevens & Co. (“J.P. Stevens”) in favor of each of WS Textile Co., Inc., a Delaware corporation (“Parent”), New Textile One, Inc., a Delaware corporation (“Holdco One”), New Textile Two, Inc., a Delaware corporation (“Holdco Two”) and Textile Co., Inc., a Delaware corporation (“Subsidiary”) (Parent, Holdco One, Holdco Two and Subsidiary, as their names may be changed from time to time, are hereby collectively referred to as “Indemnitees” herein).

WITNESSETH:

     A. Subsidiary is acquiring certain assets from current corporate affiliates of J.P. Stevens on a free and clear basis pursuant to Section 363 of the Bankruptcy Code. None of the Indemnitees is acquiring any assets from J.P. Stevens.

     B. J.P. Stevens has been subject to certain asbestos related claims and suits relating to a limited quantity of asbestos containing cloth. J.P. Stevens has generally denied any and all liability with respect to such asserted claims and suits.

     C. J.P. Stevens became a corporate affiliate of WestPoint Stevens, Inc. in 1988 but has always remained as a separate subsidiary throughout its affiliation period.

     D. Subsidiary and the other Indemnitees are providing millions of dollars of consideration which will be used to satisfy, among other things, the Debtor in Possession financing and certain secured debt for which J.P. Stevens is a co-obligor or guarantor.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, J.P. Stevens hereby agree as follows:

     1. Indemnification. J.P. Stevens agrees unconditionally to indemnify and to defend and to hold each of the Indemnitees and their affiliates and their respective officers, directors, equity owners, employees and agents harmless from and against any and all claims, defense costs, damages or other costs or expenses related in any way to or arising out of any claims made or suits or proceedings brought against any of the Indemnitees and their affiliates and their respective officers, directors, equity owners, employees and agents related to or arising out of any products manufactured or distributed, or operations engaged in, by J.P. Stevens or their predecessors, including, without limitation, claims for personal injury, property damage, or any other tort related claim of any nature (the “Indemnified Claims”). Notwithstanding anything in this Agreement to the contrary, the parties agree that this Agreement does not restrict JP Stevens from being liquidated and dissolved, if it so desires, following the closing of the transaction contemplated by the Asset Purchase Agreement dated June __, 2005 by and among Indemnitees, WestPoint Stevens Inc., WestPoint Stevens Inc. I, WestPoint Stevens Stores Inc. and J.P. Stevens Enterprises, Inc.

     2. Defense Costs. In the event that any of the Indemnitees is the subject of a claim or suit or proceeding related to or arising out of any Indemnified Claim, J.P. Stevens shall pay all costs and fees incurred by defense counsel retained by any of the Indemnitees and their affiliates and their respective officers, directors, equity owners, employees and agents.

     3. Governing Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without giving effect to choice of law principles.

     4. Binding Effect. This Agreement and the indemnities contained herein shall be continuing, irrevocable and binding upon J.P. Stevens, and its heirs, successors and assigns, and shall inure to the benefit of the Indemnitees and their successors and assigns.

     5. Survival. The provisions of this Agreement shall survive the closing of the acquisition or any resale by any of the Indemnities of all or any portion of the assets being acquired from affiliates of J.P. Stevens.

     6. Notices. Any notice which any party hereto may desire or be required to give to the other shall be deemed to be adequate and sufficient notice if given in writing and service is made by either (i) registered or certified mail, postage prepaid, in which case notice shall be deemed to have been received three (3) business days following deposit to the mail; or (ii) nationally recognized overnight air courier, next day delivery, prepaid, in which case such notice shall be deemed to have been received one (1) business day following delivery to such courier. All notices shall be addressed to

J.P. Stevens & Co., Inc.

Attention:

Indemnitees
c/o WS Textile Co, Inc.
100 South Bedford Road
Mt. Kisco, NY 10549
Attention: Felicia Buebel, Esq.

or to such other place as either party may by written notice to the other party hereafter designate as a place for service of notice. Any notice so mailed shall be conclusive be assumed to be received by the address thereof.

     7. WAIVER OF JURY TRIAL. AFTER CONSULTING WITH COUNSEL AND CAREFUL CONSIDERATION, J.P. STEVENS AND THE INDEMNITEES (BY THEIR ACCEPTANCE HEREOF) KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT, OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (ORAL OR WRITTEN), OR ACTIONS OF J.P. STEVENS OR INDEMNITEES. THIS WAIVER IS A MATERIAL INDUCEMENT TO THE INDEMNITEES OF THIS AGREEMENT.

     8. Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any covenants, promises and agreements contained in this Agreement, and, accordingly, the Indemnitees and their affiliates and their respective officers, directors, equity owners and employees shall be entitled to injunctive relief, without the requirement to post any bond, with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining J.P. Stevens from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.

     IN WITNESS WHEREOF, J.P. Stevens has executed this Agreement to be effective as of the date and year first above written.

Witness:	J.P. STEVENS & CO.

By

Print Name:		Name:

Title: